Exhibit 2.1
Execution Version
Agreement and Plan of Reorganization
by and among
Concur Technologies, Inc.,
Tolo One Acquisition Corp.,
Tolo Two Acquisition LLC
TripIt, Inc.
and
Mike Kwatinetz as Stockholders’ Agent
January 12, 2011

Exhibits

Exhibit A-1	—	List of Signatories to Company Stockholder Consent and Company Stockholder Agreement
Exhibit A-2	—	Form of Company Stockholder Consent
Exhibit A-3	—	Form of Company Stockholder Agreement
Exhibit B-1	—	Form of Certificate of Merger for First Merger
Exhibit B-2	—	Form of Certificate of Merger for Second Merger
Exhibit C	—	Form of Escrow Agreement
Exhibit D	—	Form of Registration Rights Agreement
Exhibit E	—	Form of Company Counsel Legal Opinion
Exhibit F	—	Form of Investment Representation Letter
Exhibit G	—	Form of Joinder Agreement
Exhibit H	—	Form of Benefits Waiver
Exhibit I	—	Form of Parachute Payment Waiver
Exhibit J	—	Form of IRS Notice
Exhibit K	—	Form of FIRPTA Notice

Agreement and Plan of Reorganization
          This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of January 12, 2011 (the “Agreement Date”), by and among Concur Technologies, Inc., a Delaware corporation (“Acquiror”), Tolo One Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Tolo One Sub”), Tolo Two Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Tolo Two Sub”), TripIt, Inc., a Delaware corporation (the “Company”), and Mike Kwatinetz as Stockholders’ Agent.
Recitals
          A. The Boards of Directors of the Company, Tolo One Sub, Tolo Two Sub and Acquiror (or, with respect to Acquiror, a duly authorized committee of its Board of Directors) have determined that it would be advisable and in the best interests of their respective companies and the securityholders of their respective companies that (i) Tolo One Sub merge with and into the Company in a statutory reverse-triangular merger (the “First Merger”), with the Company to survive the First Merger, and (ii) immediately following the effectiveness of the First Merger, the Company merge with and into Tolo Two Sub in a statutory forward triangular merger (the “Second Merger” and collectively or in seriatim with the First Merger, as appropriate, the “Merger”), with Tolo Two Sub to survive the Second Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.
          B. Pursuant to the First Merger, among other things, the issued and outstanding shares of capital stock of the Company (other than those shares held by the Company) shall be converted into the right to receive shares of Acquiror Common Stock (as defined in Section 1.1) and cash in the manner set forth herein.
          C. The Company and Acquiror intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a) of the Code.
          D. The Company, Tolo One Sub, Tolo Two Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
          E. Immediately following the execution of this Agreement, the Company will solicit from each Company stockholder listed on Exhibit A-1 a written consent substantially in the form attached hereto as Exhibit A-2 (the “Company Stockholder Consent”) approving the Merger and adopting this Agreement and a stockholder agreement substantially in the form attached hereto as Exhibit A-3 (the “Company Stockholder Agreement”).
          F. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, certain employees of the Company identified on Schedule 6.3(f)-1 hereto (the “Key Employees”) are executing an “Acquiror New Hire Package” (which consists of, among other documents, an offer letter and an employee confidential information and inventions agreement), in each case to become effective upon the Closing (as defined in Section 1.3).
          G. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, certain employee-stockholders of the

Company identified on Schedule 6.3(f)-2 hereto are entering into non-competition agreements with Acquiror (each, a “Non-Competition Agreement”), in each case to become effective upon the Closing.
          H. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, the Company and certain employees of the Company identified on Schedule 6.3(f)-3 hereto who might otherwise have the right or entitlement to receive any accelerated vesting of any Unvested Company Shares (as defined in Section 1.1) in connection with the termination of employment or service with the Company or Acquiror or any of their respective subsidiaries following the Merger are entering into benefits waivers in the form attached hereto as Exhibit H (each, a “Benefits Waiver”), pursuant to which each such employee has agreed to modify the defined terms associated with such accelerated vesting, in each case to become effective upon the Closing.
          Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
The Merger
     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.
          “Acquiror Change in Control” means (A) any sale of all or substantially all of the assets of Acquirer, (B) any acquisition or purchase from Acquiror, or any tender offer or exchange offer, by any Person or Group, that if consummated would result in any Person or Group beneficially owning more than 50% of the total outstanding voting power of Acquiror, or (C) any merger, consolidation, business combination or similar transaction involving Acquiror pursuant to which the stockholders of Acquirer immediately preceding such transaction hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), in each case, for consideration consisting exclusively of cash or a mixture of cash and publicly-traded equity securities (but not, for the avoidance of doubt, exclusively of publicly-traded equity securities).
          “Acquiror Common Stock” means the Common Stock, par value $0.001 per share, of Acquiror (together with rights to purchase Series A Preferred Stock, par value $0.001 per share, of Acquiror).
          “Acquiror Closing Stock Price” means the average of the closing sale prices of Acquiror Common Stock as quoted on the Nasdaq Stock Market for the ten consecutive trading days ending with the trading day that is one trading day following the Agreement Date.
          “Acquiror Merger Shares” means the shares of Acquiror Common Stock comprising the Total Share Consideration and Total Top-Up Shares.
          “Acquiror Top-Up Stock Price” means the average of the closing sale prices of Acquiror Common Stock as quoted on the Nasdaq Stock Market for the ten consecutive trading days ending with the trading day that is three trading days prior to the Top-Up Measurement Date.

          “Action” means any action, suit, litigation, arbitration, mediation, proceeding, claim, complaint, allegation, demand, charge, grievance, prosecution, investigation, inquiry, hearing, audit, examination or subpoena (whether (i) civil, criminal, administrative, judicial, investigative or appellate, (ii) formal or informal, (iii) public or private, or (iv) at law or at equity) commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator or other Governmental Entity.
          “Affiliate” means the definition ascribed to such term under Rule 144 promulgated under the Securities Act, the rules and regulations thereunder and related case law.
          “Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.
          “California Law” means the General Corporation Law of the State of California.
          “Closing Balance Sheet” means the Company’s unaudited balance sheet dated as of the Closing Date, which balance sheet shall (A) be derived from and be in accordance with the books and records of the Company, (B) fairly present the financial condition of the Company as of the Closing Date, (C) comply as to form in all material respects with applicable accounting requirements with respect thereto as of the Closing Date, and (D) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except for the omission of notes thereto).
          “Closing Financial Certificate” means a certificate executed by the President or Chief Executive Officer of the Company, dated as of the Closing Date immediately prior to the First Effective Time, certifying: (A) the aggregate amount of Company Debt as of the Closing Date immediately prior to the First Effective Time, including an itemized list of each Company Debt with a description of the nature of such debt and the Person to whom such debt was or is owed); (B) the aggregate amount of Company Merger Expenses, including an itemized list of each Company Merger Expense with a description of the nature of such expense, the Person to whom such expense was or is owed and whether such expense has been paid or remains unpaid as of the Closing; (C) the aggregate amount of Company Bonuses, including an itemized list of each Company Bonus with a description of the nature of such bonus, the Person to whom such bonus was or is payable and whether such bonus has been paid or remains unpaid as of the Closing; (D) the aggregate amount of Company Net Working Capital (including (i) an itemized list of each element of the Company’s current assets and (ii) an itemized list of each element of the Company’s current liabilities) and corresponding calculation of the Company Net Working Capital Deficit (if any) or Company Net Working Capital Surplus (if any); and (E) that the Closing Balance Sheet, attached as an exhibit to the Closing Financial Certificate, (i) has been derived from and is in accordance with the books and records of the Company, (ii) fairly presents the financial condition of the Company as of the Closing Date, (iii) complies as to form in all material respects with applicable accounting requirements with respect thereto as of the Closing Date immediately prior to the First Effective Time, and (iv) has been prepared in accordance with GAAP applied on a basis consistent with prior periods (except for the omission of notes thereto).
          “Code” means the United States Internal Revenue Code of 1986, as amended.
          “Company Board” means the board of directors of the Company.
          “Company Bonuses” means all Liabilities of the Company to employees, directors and consultants for cash payments that are paid or payable by the Company or its successors or assigns in connection with the Merger or otherwise outside the ordinary course of business consistent with past practice, including without limitation any severance, bonus or other payments due upon consummation of the Merger or upon termination of employment or service or any other event, before, upon or following the Merger or otherwise, but for clarity excluding (A) Liabilities for the payment of accrued wages or accrued and unused vacation time or paid time-off or for the reimbursement of any expenses incurred in the ordinary course of business consistent with past practice and (B) Liabilities incurred by Acquiror to Continuing Employees following the Closing under Acquiror New Hire Packages.
          “Company Capital Stock” means capital stock of the Company.
          “Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.
          “Company Debt” means, as of the specified date, the aggregate of the following: (A) any liability of the Company (1) for borrowed money (including the current portion thereof), (2) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); and (B) any liability of other Persons described in clause (A) that the Company has guaranteed, that is recourse to the Company or any of its assets or that is otherwise the legal liability of the Company. Company Debt includes (without double-counting) (X) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Company Debt, and (Y) any and all amounts of the nature described in clauses (A)(1)-(3) owed by the Company to any of its Affiliates including any of its stockholders. Company Debt excludes trade payables and other similar liabilities incurred in the ordinary course of business.
          “Company Merger Expenses” means all third party fees and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., any such fees and expenses incurred by Company securityholders or Company employees, paid for or to be paid for by the Company, and the cost of the Company D&O Tail Policy).
          “Company Net Working Capital” means (A) the Company’s current assets as of the Closing Date immediately prior to the First Effective Time (as defined by and determined in accordance with GAAP, and including without limitation cash and accounts receivable (net of any allowance or reserve for doubtful accounts)) less (B) the Company’s current liabilities as of the Closing Date immediately prior to the First Effective Time (as defined by and determined in accordance with GAAP). Notwithstanding the foregoing, for purposes of calculating Company Net Working Capital, (1) the Company’s current assets shall exclude any deferred tax assets, (2) the Company’s current liabilities shall include (x) all Liabilities for Taxes for periods (or portions of periods) ending on or before the Closing Date as well as all Liabilities for Taxes resulting from consummation of the Merger (whether or not such Liabilities for Taxes would be then due and payable) and (y) all deferred revenue, and (3) all Company Bonuses and Company Merger Expenses will be included in such calculation (via a reduction in cash (if paid) or via an accrued liability (if unpaid)), in each of the foregoing cases whether or not such particular item would otherwise be treated as a current asset or current liability, as the case may be, under GAAP. The calculation of Company Net Working Capital shall reflect any exercises of Company Options prior to the First Effective Time.
          “Company Net Working Capital Deficit” means the amount by which Company Net Working Capital is less than zero (it being understood that in the event that the Company Net Working Capital is not less than zero, the Company Net Working Capital Deficit shall be deemed to be zero).

          “Company Net Working Capital Surplus” means the amount by which Company Net Working Capital is greater than zero (it being understood that in the event that the Company Net Working Capital is not greater than zero, the Company Net Working Capital Surplus shall be deemed to be zero).
          “Company Option Plan” means each stock option plan, program or arrangement of the Company, collectively, including the Company’s 2006 Equity Incentive Plan.
          “Company Optionholders” means the holders of Company Options.
          “Company Options” means options to purchase shares of Company Capital Stock.
          “Company Preferred Stock” means the Company Series A Stock, Company Series B Stock and Company Series C Stock, collectively.
          “Company Series A Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.
          “Company Series B Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.
          “Company Series C Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.
          “Company Stockholders” means the holders of Company Capital Stock.
          “Company Warrantholders” means the holders of Company Warrants.
          “Company Warrants” means warrants to purchase shares of Company Capital Stock.
          “Continuing Employees” means the Key Employees and other employees of the Company who execute an Acquiror New Hire Package and become employees of Acquiror or its subsidiaries following the First Effective Time.
          “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.
          “Damages” means any damages, losses, reductions in value, lost profits, costs, penalties, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and defense and court costs (including such fees and costs incurred in connection with enforcing the provisions of Article VIII)).
          “Delaware Law” means the General Corporation Law of the State of Delaware.
          “Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the First Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected in accordance with California Law and/or Delaware Law in connection with the First Merger.

          “Effective Time Holder” means a Company Stockholder, Company Optionholder or Company Warrantholder as of immediately prior to the First Effective Time (other than a holder of solely shares of Company Capital Stock which constitute and remain Dissenting Shares).
          “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset). For clarity, non-exclusive licenses of Intellectual Property shall not constitute “Encumbrances”.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Fully-Diluted Company Shares” means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the First Effective Time, (B) the aggregate number of shares of Company Common Stock that are issuable upon conversion of shares of Company Preferred Stock that are issued and outstanding immediately prior to the First Effective Time, (C) the aggregate number of shares of Company Common Stock that are issuable upon the exercise of Company Options, Company Warrants or other direct or indirect rights to acquire shares of the Company Common Stock that are issued and outstanding immediately prior to the First Effective Time (whether or not then vested or exercisable), and (D) the aggregate number of shares of Company Common Stock that are issuable upon the conversion of shares of Company Preferred Stock that are issuable upon the exercise of Company Options, Company Warrants or other direct or indirect rights to acquire shares of the Company Preferred Stock that are issued and outstanding immediately prior to the First Effective Time (whether or not then vested or exercisable); provided, however, that any unvested Company Options or unvested Company Warrants held by terminated service providers which are terminated and cancelled prior to the First Effective Time and not exchanged pursuant to Section 1.9(a)(iv)-(v) hereof will not be included in this calculation.
          “Fully-Diluted Vested Company Shares” means (A) the Fully-Diluted Company Shares minus (B) the aggregate number of shares of Company Common Stock subject to Unvested Company Options that are issued and outstanding immediately prior to the First Effective Time.
          “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
          “Group” means the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (A) an individual, if used in reference to an individual or (B) with respect to any Person that is not an individual, the executive officers and directors of such Person (the individuals specified in clause (B) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (1) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (2) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (3) such knowledge could be obtained from reasonable inquiry of the persons employed by such Person charged with administrative or operational responsibility for such matters for such Person.
          “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to the Company or to any of its assets, properties or businesses.
          “Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
          “made available” means, with respect to any statement in Article II of this Agreement to the effect that any information, document or other material has been “made available” to Acquiror or its representatives, that a true, correct, complete and properly indexed electronic copy of such information, document or material was available for review by Acquiror or its representatives in the virtual data room set up by Fenwick & West LLP in connection with this Agreement as of 5:00 p.m. Pacific Time on the date one Business Day prior to the Agreement Date.
          “Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to: (A) be or become materially adverse in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from (1) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors), (2) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors), (3) changes in GAAP or any applicable Legal Requirements (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors), (4) changes caused by hostilities, acts of terrorism or war existing on the date hereof (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors), or (5) the public announcement of, or performance of the transactions contemplated by or pursuant to, this Agreement or the Escrow Agreement; or (B) materially adversely affect such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.
          “Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Entity.
          “Per Share Closing Cash Amount” means the quotient obtained by dividing (A) the Total Closing Cash Consideration by (B) the Fully-Diluted Vested Company Shares.
          “Per Share Closing Share Amount” means the quotient obtained by dividing (A) the Total Closing Share Consideration by (B) the Fully-Diluted Vested Company Shares.
          “Per Share Escrow Share Amount” means the quotient obtained by dividing (A) the Total Escrow Shares by (B) the Fully-Diluted Vested Company Shares.
          “Per Share Top-Up Cash Amount” means the quotient obtained by dividing (A) the Total Top-Up Cash Consideration by (B) the Fully-Diluted Vested Company Shares.
          “Per Share Top-Up Share Amount” means the quotient obtained by dividing (A) the Total Top-Up Shares (if any) by (B) the Fully-Diluted Vested Company Shares. For clarity, if there are no Total Top-Up Shares, the Per Share Top-Up Share Amount shall be deemed to be zero.
          “Permitted Encumbrances” means: (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; and (F) non-exclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice on its standard unmodified form of customer agreement (a copy of which has been made available to Acquiror’s counsel).
          “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
          “Pro Rata Share” means, with respect to a particular Effective Time Holder, the aggregate amount of Per Share Closing Share Amounts such Effective Time Holder is entitled to receive pursuant to Section 1.9(a) with respect to its Company Capital Stock (other than Dissenting Shares), Company Options and Company Warrants relative to the aggregate amount of Per Share Closing Share Amounts all Effective Time Holders are entitled to receive pursuant to Section 1.9(a) with respect to their Company Capital Stock (other than Dissenting Shares), Company Options and Company Warrants.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.

          “Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (A) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (B) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
          “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (A) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (B) any Liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (C) any Liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
          “Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.
          “Top-Up Actual Value” means the product obtained by multiplying (A) the Total Share Consideration by (B) the Acquiror Top-Up Stock Price.
          “Top-Up Holding Percentage” means, with respect to each Effective Time Holder, the quotient obtained by dividing (A) the number of shares of Acquiror Common Stock originally issuable by Acquiror to such Effective Time Holder pursuant to Section 1.9(a) that have been continuously held by such Effective Time Holder during the period beginning on the Closing Date and ending on the Top-Up Measurement Date (including any Escrow Shares initially deposited into escrow on behalf of such Effective Time Holder (even if subsequently forfeited to Acquiror to satisfy indemnification claims (but not Tax withholding)) and any Unvested Acquirer Shares held by such Effective Time Holder as of the Closing Date (even if subsequently repurchased by Acquiror), but excluding any shares subject to any pledge, option, hedging, forward purchase or other Contract pursuant to which the economic consequences of ownership of the Acquiror Common Stock have been transferred (other than a Permitted Top-Up Hedge, as such term is defined in Section 1.9(b)) and any shares forfeited to satisfy Tax withholding obligations), by (B) the number of shares of Acquiror Common Stock originally issuable by Acquiror to such Effective Time Holder pursuant to Section 1.9(a) (including any Escrow Shares initially deposited into escrow on behalf of such Effective Time Holder and any Unvested Acquirer Shares held by such Effective Time Holder as of the Closing Date).
          “Top-Up Guaranteed Value” means the sum of (A) ($48,000,000 minus 40% of the Unvested Company Options Aggregate Value) and (B) ($42,000,000 minus 35% of the Unvested Company Options Aggregate Value).
          “Top-Up Trigger Value” means, as of any trading day prior to the Top-Up Measurement Date, the product obtained by multiplying (A) the Total Share Consideration by (B) the volume-weighted average trading price of Acquiror Common Stock as quoted on the Nasdaq Stock Market for such trading day.
          “Top-Up Measurement Date” means the earlier of (A) the 30 month anniversary of the Closing Date (or the first Business Day thereafter) or (B) the date of closing an Acquiror Change of Control.
          “Total Closing Cash Consideration” means (A) ($30,000,000 minus 25% of the Unvested Company Options Aggregate Value), plus (B) the Company Net Working Capital Surplus set forth on the Closing Financial Certificate (if any), plus (C) the aggregate exercise price of all Vested Company Options and Company Warrants that are issued and outstanding immediately prior to the First Effective Time, minus (D) the aggregate amount of Company Debt set forth on the Closing Financial Certificate (if any), minus (E) the Company Net Working Capital Deficit set forth on the Closing Financial Certificate (if any).
          “Total Closing Share Consideration” means (A) the Total Share Consideration, minus (B) the Total Escrow Shares.
          “Total Merger Consideration Value” means the sum of (A) the Total Closing Cash Consideration, (B) the dollar value of the Total Share Consideration (based on the Acquiror Closing Stock Price), (C) the total Top-Up Payments (in cash and with respect to any Top-Up Shares included therein, the dollar value of such Top-Up Shares, based on the closing sale price of Acquiror Common Stock as quoted on the Nasdaq Stock Market for the trading day immediately preceding the Top-Up Measurement Date).
          “Total Share Consideration” means: (A) if the Acquiror Closing Stock Price is greater than or equal to $45.79 but less than or equal to $61.95, a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (1) ($48,000,000 minus 40% of the Unvested Company Options Aggregate Value), by (2) the Acquiror Closing Stock Price; (B) if the Acquiror Closing Stock Price is less than $45.79, a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (1) ($48,000,000 minus 40% of the Unvested Company Options Aggregate Value), by (2) $45.79; or (C) if the Acquiror Closing Stock Price is greater than $61.95, a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (1) ($48,000,000 minus 40% of the Unvested Company Options Aggregate Value), by (2) $61.95.
          “Total Escrow Shares” means: (A) if the Acquiror Closing Stock Price is greater than or equal to $45.79 but less than or equal to $61.95, a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing $11,700,000 by the Acquiror Closing Stock Price; (B) if the Acquiror Closing Stock Price is less than $45.79, 255,517 shares of Acquiror Common Stock; or (C) if the Acquiror Closing Stock Price is greater than $61.95, 188,860 shares of Acquiror Common Stock.
          “Total Top-Up Cash Consideration” means: (A) if on the Top-Up Measurement Date, the Top-Up Actual Value is less than the Top-Up Guaranteed Value, the lesser of (1) the difference between the Top-Up Guaranteed Value and the Top-Up Actual Value and (2) ($42,000,000 minus 35% of the Unvested Company Options Aggregate Value) (in each of clauses (1)-(2), as reduced by (x) any setoff made by Acquiror pursuant to Section 8.3(c)) and (y) the aggregate amount of cash dividends declared on the Acquiror Merger Shares during the period beginning on the Closing Date and ending on the Top-Up Measurement Date); and (B) if on the Top-Up Measurement Date, the Top-Up Actual Value is greater than or equal to the Top-Up Guaranteed Value, zero. Notwithstanding anything to the contrary herein, in the event that Acquiror, following consultation with the Stockholders’ Agent, determines (following consultation with their respective tax advisors) that the amount of Total Top-Up Cash Consideration may otherwise cause the Merger to fail to qualify as a “reorganization” under the provisions of Section 368(a) of the Code, then some portion of the Total Top-Up Cash Consideration shall be reduced and substituted with additional shares of Acquiror Common Stock until Acquiror, following consultation with the Stockholders’ Agent, determines in good faith (following consultation with their respective tax advisors) that the Merger should so qualify as a “reorganization”; provided, however, that in no event shall the number of such additional shares of Acquiror Common Stock substituted as part of such reduction process exceed the number of Escrow Shares recovered by Acquiror in satisfaction of indemnification claims pursuant to Article VIII, meaning that if such limit is met, thereafter the amount of the Total Top-Up Cash Consideration shall be reduced without substitution until the Merger should so qualify as a “reorganization”. The additional shares of Acquiror Common Stock substituted pursuant to this paragraph are referred to herein as the “Total Top-Up Shares”.
          “Unvested Company Options” means any Company Options that are not vested under the terms of any Contract with the Company (including any stock option agreement).
          “Unvested Company Options Per Share Value” means the sum of (A) the quotient obtained by dividing (1) $120,000,000 by (2) the Fully-Diluted Company Shares, and (B) the quotient obtained by dividing (1) the aggregate exercise price of all Unvested Company Options that are issued and outstanding immediately prior to the First Effective Time, by (2) the aggregate number of shares of Company Common Stock subject to Unvested Company Options that are issued and outstanding immediately prior to the First Effective Time.
          “Unvested Company Options Aggregate Value” means (A) the product obtained by multiplying (1) the Unvested Company Options Per Share Value by (2) the aggregate number of shares of Company Common Stock subject to Unvested Company Options that are issued and outstanding immediately prior to the First Effective Time, minus (B) the aggregate exercise price of all Unvested Company Options that are issued and outstanding immediately prior to the First Effective Time.
          “Unvested Company Shares” means any Company Capital Stock that is not vested, or is subject to a right of repurchase in favor of the Company, under the terms of any Contract with the Company (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement), it being understood that for purposes of determining the amount of Unvested Company Shares issued and outstanding as of immediately prior to the First Effective Time (if any), all Unvested Company Shares will have accelerated vesting through January 14, 2012 (with vesting commencing again for the remaining balance of Unvested Company Shares (if any) following January 14, 2012).
          “Vested Company Options” means any Company Options that are vested under the terms of any Contract with the Company (including any stock option agreement).
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.
     1.2 The Merger. At the First Effective Time (as such term is defined in Section 1.5), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B-1 (the “First Certificate of Merger”) and the applicable provisions of Delaware Law, Tolo One Sub shall merge with and into the Company, the separate corporate existence of Tolo One Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Acquiror. At the Second Effective Time (as such term is defined in Section 1.5), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B-2 (the “Second Certificate of Merger”)

and the applicable provisions of Delaware Law, the Company shall merge with and into Tolo Two Sub, the separate corporate existence of the Company shall cease and Tolo Two Sub shall continue as the surviving entity. Tolo Two Sub, as the surviving entity after the Second Merger, is hereinafter sometimes referred to as the “Surviving Entity.”
     1.3 Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
     1.4 Closing Deliveries.
          (a) Acquiror and Sub Deliveries. Acquiror shall deliver to the Company, at or prior to the Closing, each of the following:
               (i) a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror, to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied;
               (ii) an Escrow Agreement, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquiror and the Escrow Agent (as such term is defined in Section 8.1); and
               (iii) a Registration Rights Agreement, in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”), dated as of the Closing Date and executed by Acquiror.
          (b) Company Deliveries. The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:
               (i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer or President, to the effect that each of the conditions set forth in clause (a) of Section 6.3 has been satisfied;
               (ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) certificate of incorporation, (B) bylaws, (C) board resolutions approving the Merger and adopting this Agreement, and (D) stockholder resolutions (1) approving the Merger and adopting this Agreement and (2) approving the conversion of all shares of Company Preferred Stock into shares of Company Common Stock effective as of no later than immediately prior to the First Effective Time;
               (iii) a written opinion from the Company’s legal counsel, covering the matters set forth on Exhibit E, dated as of the Closing Date and addressed to Acquiror;
               (iv) the Escrow Agreement, dated as of the Closing Date and executed by the Stockholders’ Agent (as such term is defined in Section 8.7(a));

               (v) the Registration Rights Agreement, dated as of the Closing Date and executed by each of the Effective Time Holders;
               (vi) an Investment Representation Letter in substantially the form attached hereto as Exhibit F (the “Investment Representation Letter”), dated as of the Closing Date and executed by each of the Effective Time Holders;
               (vii) a Joinder Agreement in substantially the form attached hereto as Exhibit G (the “Joinder Agreement”), dated as of the Closing Date and executed by each of the Effective Time Holders who has not already executed a Company Stockholder Agreement;
               (viii) an Acquiror New Hire Package, executed by each of the individuals set forth on Schedule 6.3(f)-1 hereto (together with the Addendum thereto executed by certain of such individuals);
               (ix) a Non-Competition Agreement executed by each of the individuals set forth on Schedule 6.3(f)-2 hereto;
               (x) an Acquiror New Hire Package, executed by each of the other Continuing Employees;
               (xi) evidence reasonably satisfactory to Acquiror of (A) the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the First Effective Time, and (B) if requested by Acquiror at least three Business Days prior to the Closing Date, the appointment of new officers and directors of the Company which appointments are to become effective at the First Effective Time;
               (xii) true, correct and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers;
               (xiii) a Benefits Waiver, in substantially the form attached hereto as Exhibit H, executed by the Company and each Person required to execute such a waiver pursuant to Section 5.13 hereof;
               (xiv) a Parachute Payment Waiver, in substantially the form attached hereto as Exhibit I (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.17 hereof;
               (xv) unless otherwise requested by Acquiror in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Company Board, certified by the Secretary of the Company, authorizing the termination of each or all of the Company Employee Plans (as such term is defined in Section 2.13(a)) that are “employee benefit plans” within the meaning of ERISA, including the Company’s 401(k) Plan (the “401(k) Plan”), and (B) if necessary, an amendment to the 401(k) Plan, executed by the Company, that is reasonably sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the First Effective Time and contingent upon the Closing;

               (xvi) a certificate from the Secretary of State of the States of Delaware and California and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation dated within three Business Days prior to the Closing Date certifying that the Company is in good standing and that all applicable Taxes and fees of the Company through and including the Closing Date have been paid;
               (xvii) evidence reasonably satisfactory to Acquiror of (A) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Merger or any other transaction contemplated by this Agreement under the contracts listed or described on Schedule 1.4(b)(xvii)-1 hereto, (B) the termination of each of the contracts of the Company listed or described on Schedule 1.4(b)(xvii)-2 hereto, (C) the amendment of each of the contracts of the Company listed or described on Schedule 1.4(b)(xvii)-3 hereto in the manner described on such Schedule with respect to each such contract, and (D) the termination or waiver of any rights of first refusal, rights to any liquidation preference or redemption rights of any Company Stockholder, effective as of and contingent upon the Closing;
               (xviii) the Spreadsheet (as such term is defined in Section 5.9) completed to include all of the information specified in Section 5.9 in a form reasonably acceptable to Acquiror and a certificate executed by the Chief Executive Officer or President of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;
               (xix) the Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquiror to verify and determine the amounts set forth therein;
               (xx) executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any assets of the Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquiror that all Encumbrances on assets of the Company shall have been released prior to or shall be released simultaneously with the Closing; and
               (xxi) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit J, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit K, dated as of the Closing Date and executed by the Company.
     1.5 Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article VI, (a) Tolo One Sub and the Company shall cause the First Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the First Certificate of Merger) being referred to herein as the “First Effective Time”), and (b) immediately thereafter, the Company and Tolo Two Sub shall cause the Second Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Second Certificate of Merger) being referred to herein as the “Second Effective Time”).

     1.6 Effect of the Merger.
          (a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of the Company and Tolo One Sub shall vest in the Company, and all debts, liabilities and duties of the Company and Tolo One Sub shall become debts, liabilities and duties of the Company.
          (b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of the Company and Tolo Two Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Tolo Two Sub shall become debts, liabilities and duties of the Surviving Entity.
     1.7 Certificate of Incorporation and Bylaws.
          (a) At the First Effective Time, (i) the Certificate of Incorporation of the Company shall be amended in its entirety to read as set forth in the First Certificate of Merger, until thereafter amended as provided by Delaware Law, and (ii) the Bylaws of the Company shall be amended in their entirety to read as the Bylaws of Tolo One Sub, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Company and such Bylaws.
          (b) At the Second Effective Time, (i) the Certificate of Formation of Tolo Two Sub shall continue unchanged (except the name of Tolo Two Sub shall be as set forth in the Second Certificate of Merger), until thereafter amended as provided by the Delaware Limited Liability Company Act, and (ii) the initial operating agreement of Tolo Two Sub shall continue unchanged and be the operating agreement of the Surviving Entity, until thereafter amended as provided by the Delaware Limited Liability Company Act, the Certificate of Formation of the Surviving Entity and such operating agreement.
     1.8 Management.
          (a) At the First Effective Time, (i) the members of the Board of Directors of Tolo One Sub immediately prior to the First Effective Time shall be appointed as the members of the Board of Directors of the Company immediately after the First Effective Time until their respective successors are duly elected or appointed and qualified, and (ii) the officers of Tolo One Sub immediately prior to the First Effective Time shall be appointed as the officers of the Company immediately after the First Effective Time until their respective successors are duly appointed.
          (b) At the Second Effective Time, (i) the sole member of Tolo Two Sub immediately prior to the Second Effective Time shall continue to be the sole member of the Surviving Entity immediately after the Second Effective Time until additional members are admitted, and (ii) the manager of Tolo Two Sub immediately prior to the Second Effective Time shall continue to be the manager of the Surviving Entity immediately after the Second Effective Time until such time as he or she dies, resigns or is removed by the member(s) of the Surviving Entity.

     1.9 Effect on Capital Stock, Options and Warrants.
          (a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of the Company Capital Stock, Company Options and/or Company Warrants:
               (i) Company Common Stock. At the First Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.1(c), (A) an amount of cash (without interest) equal to the Per Share Closing Cash Amount, (B) an amount of shares of Acquiror Common Stock equal to the Per Share Closing Share Amount, (C) an amount of cash (without interest), upon distribution of the Top-Up Cash Consideration and subject to Section 1.9(b) and Article VIII, equal to the Per Share Top-Up Cash Amount (subject to adjustment as provided in Section 1.9(b)), (D) an amount of shares of Acquiror Common Stock, upon release of the Escrow Shares and subject to Article VIII and the Escrow Agreement, equal to the Per Share Escrow Share Amount, and (E) an amount of shares of Acquiror Common Stock, upon distribution of the Total Top-Up Shares and subject to Section 1.9(b), equal to the Per Share Top-Up Share Amount (subject to adjustment as provided in Section 1.9(b)). The number of shares of Acquiror Common Stock each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded down to the nearest whole share and computed after aggregating all shares of Company Common Stock that are represented by a particular stock certificate held by such Company Stockholder. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock represented by a particular stock certificate held by such Company Stockholder.
               (ii) Unvested Company Shares. The shares of Acquiror Common Stock issuable and cash payable pursuant to Section 1.9(a)(i) in exchange for Company Capital Stock that immediately prior to the First Effective Time constituted Unvested Company Shares shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Shares immediately prior to or at the First Effective Time, and no vesting acceleration shall occur by reason of the Merger or any subsequent event, such as termination of employment (except as specifically set forth herein or pursuant to a Benefits Waiver). Therefore, shares of Acquiror Common Stock otherwise issuable and cash otherwise payable pursuant to Section 1.9(a)(i) in exchange for such Unvested Company Shares (“Unvested Acquiror Shares” and “Unvested Acquiror Cash”, respectively) shall not automatically be distributable by Acquiror at the First Effective Time, and shall instead become distributable by Acquiror on the date that such Unvested Company Shares would have become vested under the vesting schedule in place for such shares immediately prior to or at the First Effective Time (subject to the restrictions and other terms of such vesting schedule), less (in the case of Unvested Acquiror Shares) any amount of such newly vested shares which vest in escrow in accordance with Section 1.1(c)(iii). For administrative convenience, Acquiror may in its discretion make all such required distributions to holders of Unvested Acquiror Shares and Unvested Acquiror Cash no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Acquiror Shares and Unvested Acquiror Cash becomes vested, and in its discretion may make such distributions through an agent authorized by Acquiror to administer such issuances on Acquiror’s behalf. All amounts distributable pursuant to this Section 1.9(a)(ii) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of such newly vested cash so paid will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. At the First Effective Time, all outstanding rights to repurchase Unvested Company Shares that the Company may hold or similar restrictions in the Company’s favor immediately prior to the First Effective Time (all such rights, the “Repurchase Rights”) shall be assigned to Acquiror in the First Merger, without any action required on the part of any Person, and shall thereafter be exercisable by Acquiror upon the same terms and subject to the same conditions that were in effect immediately prior to the First Effective Time, except that Repurchase Rights may be exercised by Acquiror retaining either the Unvested Acquiror Shares or Unvested Acquiror Cash (as the case may be) into which such Unvested Company Shares have been converted, and paying to the former holder thereof the repurchase price in effect for each such Unvested Company Share subject to that Repurchase Right immediately prior to the Effective Time. No Unvested Acquiror Shares or Unvested Acquiror Cash, or the right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Acquiror, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the issuance or payment to such Person of such Unvested Acquiror Shares or Unvested Acquiror Cash following the vesting thereof, in accordance with this Agreement.
               (iii) Vested Company Options. Subject to the terms and conditions of this Agreement, at the First Effective Time, each Vested Company Option that is issued, outstanding, vested and exercisable immediately prior to the First Effective Time shall be terminated and automatically converted into the right to receive, with respect to each share of Company Common Stock subject to such Vested Company Option, subject to and in accordance with Section 1.1(c), (A) an amount of cash (without interest) equal to the Per Share Closing Cash Amount less the exercise price per share attributable to such Vested Company Option, (B) an amount of shares of Acquiror Common Stock equal to the Per Share Closing Share Amount, (C) an amount of cash (without interest), upon distribution of the Top-Up Cash Consideration and subject to Section 1.9(b) and Article VIII, equal to the Per Share Top-Up Cash Amount (subject to adjustment as provided in Section 1.9(b)), (D) an amount of shares of Acquiror Common Stock, upon release of the Escrow Shares and subject to Article VIII and the Escrow Agreement, equal to the Per Share Escrow Share Amount, and (E) an amount of shares of Acquiror Common Stock, upon distribution of the Total Top-Up Shares and subject to Section 1.9(b), equal to the Per Share Top-Up Share Amount (subject to adjustment as provided in Section 1.9(b)); provided, however, that the Surviving Entity and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Vested Company Option the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 1.9(a)(iii); provided, further, that at the election of such Company Optionholder, any withholding for Taxes applicable to the shares described in clause (D) shall be satisfied by withholding shares of Acquiror Common Stock that would otherwise be released to the Company Optionholder with a value equal to the amount of such withholding Taxes. The number of shares of Acquiror Common Stock each Company Optionholder is entitled to receive for the shares of Company Common Stock subject to Vested Company Options held by such Company Optionholder shall be rounded down to the nearest whole share and computed after aggregating all shares of Company Common Stock that are subject to a particular Vested Company Option held by such Company Stockholder. The amount of cash each Company Optionholder is entitled to receive for the shares of Company Common Stock subject to Vested Company Options held by such Company Optionholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock represented by a particular Vested Company Option held by such Company Stockholder. All Vested Company Options shall, by virtue of the First Merger and without the need for any further action on the part of the holder thereof, be cancelled and extinguished at the First Effective Time.
               (iv) Unvested Company Options. Subject to the terms and conditions of this Agreement, at the First Effective Time, each Unvested Company Option that is issued and outstanding, immediately prior to the First Effective Time shall be terminated and automatically substituted and converted into the right to receive, with respect to each share of Company Common Stock subject to such Unvested Company Option, an Acquiror restricted stock unit (“Acquiror RSU”) granted under Acquiror’s 2007 Equity Incentive Plan for an amount of shares of Acquiror Common Stock equal to the quotient obtained by dividing (A) the Unvested Company Options Per Share Value less the exercise price per share attributable to such Company Option, by (B) the Acquiror Closing Stock Price. The number of shares of Acquiror Common Stock subject to each Acquiror RSU each Company Optionholder is entitled to receive for the shares of Company Common Stock subject to Unvested Company Options held by such Company Optionholder shall be rounded down to the nearest whole share (with no cash being payable for any fractional share eliminated by such rounding) and computed after aggregating all shares of Company Common Stock that are subject to a particular Unvested Company Option held by such Company Stockholder. Each such Acquiror RSU shall be subject to the terms and conditions of Acquiror’s 2007 Equity Incentive Plan and the Acquiror award agreement for such Acquiror RSU, but shall continue to have, and be subject to, substantially the same (or more favorable) vesting schedule (excluding acceleration terms) set forth in the applicable stock option agreement as is in effect immediately prior to the First Effective Time (except to the extent otherwise provided in the Acquiror New Hire Package, Acquiror award agreement for such Acquiror RSU and/or the Benefits Waiver, as applicable), except that the shares of Acquiror Common Stock subject to such Acquiror RSU shall vest and settle as follows — (1) on March 15, 2011, such Acquiror RSU shall (x) vest and settle with respect to the shares that would have vested from the Closing Date until March 15, 2011, (y) receive six months worth of accelerated vesting (i.e., the remaining vesting schedule will be shortened by six months), and (z) following the effectiveness of such accelerated vesting, vest and settle with respect to the shares that would have vested from March 15, 2011 through July 14, 2011, and (2) thereafter, such Acquiror RSU shall vest and settle on each July 15, October 15, January 15 and March 15 (it being understood that on each such vesting date, the shares that would have vested according to the original vesting schedule between such vesting date and the next subsequent vesting date shall vest); provided, however, that any withholding for Taxes applicable to the Acquiror RSUs shall be satisfied by withholding shares of Acquiror Common Stock that would otherwise be issued when the Acquiror RSUs are settled with a value equal to the amount of such withholding Taxes; provided, further, that the vesting acceleration described in sub-clause (y) above shall be contingent on the holder of such Unvested Company Option executing a release of claims he or she may have with respect to the treatment of such Company Optionholder’s Company Options in the Merger. Consistent with the terms of the Company Option Plans and the documents governing the outstanding Unvested Company Options under such plan as in effect on the Agreement Date, the Merger shall not accelerate the exercisability or vesting of such options or the shares of Acquiror Common Stock which shall be subject to Acquiror RSUs upon Acquiror’s substitution and conversion of such options in the Merger (except as otherwise contemplated by this Agreement). Promptly after the Closing Date, Acquiror shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Unvested Company Option an award agreement evidencing the foregoing substitution and conversion of such option by Acquiror. All Unvested Company Options shall, by virtue of the First Merger and without the need for any further action on the part of the holder thereof, be cancelled and extinguished at the First Effective Time.
               (v) Company Warrants. Subject to the terms and conditions of this Agreement, at the First Effective Time, each Company Warrant that is issued, outstanding, vested and exercisable immediately prior to the First Effective Time shall be terminated and automatically converted into the right to receive, with respect to each share of Company Common Stock subject to such Company Warrant, subject to and in accordance with Section 1.1(c), (A) an amount of cash (without interest) equal to the Per Share Closing Cash Amount less the exercise price per share attributable to such Company Warrant, (B) an amount of shares of Acquiror Common Stock equal to the Per Share Closing Share Amount, (C) an amount of cash (without interest), upon distribution of the Top-Up Cash Consideration and subject to Section 1.9(b) and Article VIII, equal to the Per Share Top-Up Cash Amount (subject to adjustment as provided in Section 1.9(b)), (D) an amount of shares of Acquiror Common Stock, upon release of the Escrow Shares and subject to Article VIII and the Escrow Agreement, equal to the Per Share Escrow Share Amount, and (E) an amount of shares of Acquiror Common Stock, upon distribution of the Total Top-Up Shares and subject to Section 1.9(b), equal to the Per Share Top-Up Share Amount

(subject to adjustment as provided in Section 1.9(b)); provided, however, that the Surviving Entity and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Warrant the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 1.9(a)(v). The number of shares of Acquiror Common Stock each Company Warrantholder is entitled to receive for the shares of Company Common Stock subject to Company Warrants held by such Company Warrantholder shall be rounded down to the nearest whole share and computed after aggregating all shares of Company Common Stock that are subject to a particular Company Warrant held by such Company Warrantholder. The amount of cash each Company Warrantholder is entitled to receive for the shares of Company Common Stock subject to Company Warrants held by such Company Warrantholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock represented by a particular Company Warrant held by such Company Warrantholder. All Company Warrants shall, by virtue of the First Merger and without the need for any further action on the part of the holder thereof, be cancelled and extinguished at the First Effective Time.
               (vi) Capital Stock of Tolo One Sub. Each share of capital stock of Tolo One Sub that is issued and outstanding immediately prior to the First Effective Time will, by virtue of the First Merger and without further action on the part of the sole stockholder of Tolo One Sub, be converted into and become one share of Company Common Stock (and the shares of the Company into which the shares of Tolo One Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the First Effective Time). Each certificate evidencing ownership of shares of Tolo One Sub capital stock will evidence ownership of such shares of Company Common Stock.
          (b) Top-Up Payment.
               (i) Payment. If, on the Top-Up Measurement Date, the Top-Up Actual Value is less than the Top-Up Guaranteed Value, Acquiror shall, as soon as reasonably practicable following the Top-Up Measurement Date, pay to each Effective Time Holder, with respect to each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time, or subject to a Vested Company Option or Company Warrant issued and outstanding immediately prior to the First Effective Time, held by such holder, (1) an amount of cash (without interest) equal to the product obtained by multiplying (A) the Per Share Top-Up Cash Amount by (B) the Top-Up Holding Percentage for such holder, and (2) a number of shares of Acquiror Common Stock equal to the product obtained by multiplying (A) the Per Share Top-Up Share Amount by (B) the Top-Up Holding Percentage for such holder (collectively, the “Top-Up Payments”), in each case subject to this Section 1.9(b) and any setoff rights of Acquiror under Article VIII. If the Stockholders’ Agent believes Top-Up Payments will be required hereunder, then on the Top-Up Measurement Date, the Stockholders’ Agent will deliver to Acquiror a certified supplement to the Spreadsheet setting forth the Top-Up Holding Percentage for each Effective Time Holder, which supplement shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquiror to verify and determine the calculations set forth therein; Acquiror will exercise commercially reasonable efforts to cause its internal stock administrator (if any) and transfer agent to provide the Stockholders’ Agent with such information in their possession as may be reasonably necessary for the Stockholders’ Agent to prepare such supplement to the Spreadsheet (provided such information is not reasonably obtainable by the Stockholders’ Agent directly from the Effective Time Holders). Effective Time Holders will promptly notify Acquiror and the Stockholders’ Agent in writing with the details of any sale, transfer (including any Permitted Top-Up Transfer), Permitted Top-Up Hedge or other disposition of Acquiror Merger Shares (including a non-Permitted Top-Up Hedge) as a condition to eligibility to receive Top-Up Payments with respect to the Acquiror Merger Shares subject to such notice. Acquiror will not be required to make any Top-Up Payments until after it has received such supplement to the Spreadsheet. No Top-Up Payment, or the right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the payment to such Person of such Top-Up Payment in accordance with this Agreement. For clarity, no Top-Up Shares will be eligible to receive any cash Top-Up Payment.
               (ii) Termination of Right to Top-Up Payments. The Effective Time Holders’ right to receive the Top-Up Payment pursuant to Section 1.9(b)(i) shall terminate immediately if on any trading day prior to the Top-Up Measurement Date, the Top-Up Trigger Value exceeds the Top-Up Guaranteed Value; provided, however, that to the extent an Effective Time Holder at that time (1) holds any Unvested Acquiror Shares, (2) has a right to receive any Escrow Shares which are not then released from the Escrow Fund, (3) holds any Acquiror Merger Shares that it is precluded by any insider trading policy of Acquiror to which it is bound from freely transferring, or (4) holds any Acquiror Merger Shares that it is precluded by applicable law or regulation from freely transferring (in each case, “Restricted Acquiror Merger Shares”), the Effective Time Holder’s right to receive the Top-Up Payment pursuant to Section 1.9(b)(i) shall terminate with respect to any such Restricted Acquiror Merger Shares only if the Top-Up Trigger Value equals or exceeds the Top-Up Guaranteed Value at any time after such Restricted Acquiror Merger Shares become vested or are released from the Escrow Fund, or such Restricted Acquiror Merger Shares becomes freely transferable, as applicable. In addition, as set forth in the Escrow Agreement, Acquiror reserves the right to in its sole discretion unilaterally instruct the Escrow Agent to release Escrow Shares from the Escrow Fund prior the expiration of the Escrow Period.
               (iii) Additional Limitations. For clarity, any Acquiror Merger Shares which have been sold or otherwise transferred by an Effective Time Holder (including any shares made subject to any pledge, option, hedging, forward purchase or other Contract pursuant to which the economic consequences of ownership of the Acquiror Merger Shares have been transferred (other than a Permitted Top-Up Hedge)) shall thereupon become permanently ineligible to receive any Top-Up Payment (and hence are excluded from the numerator in the calculation of the Top-Up Holding Percentage). In addition, as set forth in the Addendum to the Acquiror New Hire Package for certain of the Key Employees, any Acquiror Merger Shares held by any such Key Employee will become permanently ineligible to receive any Top-Up Payment in the event that prior to the 12 month anniversary of the Closing Date, (1) such Key Employee voluntarily terminates his employment with Acquiror or any subsidiary thereof for any reason or no reason, or (2) Acquiror or any subsidiary thereof terminates the employment of such Key Employee for Cause (as such term is defined in the Addendum). As used herein, a “Permitted Top-Up Hedge” means a hedging transaction of the type set forth on Schedule 1.9(b)(iii) hereto.
               (iv) Permitted Transfers. Notwithstanding Section 1.9(b)(iii), in the event that a particular Effective Time Holder is organized as a venture capital or private equity fund partnership, the transfer of Acquiror Merger Shares without consideration to (1) other venture capital or private fund partnerships within the same fund family under common management or (2) limited partner investors in such partnership shall not cause such transferred Acquiror Merger Shares to become ineligible to receive any Top-Up Payment (a “Permitted Top-Up Transfer”); provided, that as a condition to any such permitted transfer (x) such Effective Time Holder transferor shall notify Acquiror and the Stockholders’ Agent of all the relevant details regarding such transfer (including the name, address and taxpayer identification number of the transferee and the number of Acquiror Merger Shares transferred to such transferee) and (y) such transferee shall agree in writing to be bound by the provisions of this Section 1.9(b) (it being understood that the transferor will continue to remain liable for purposes of Article VIII). For purposes of calculating the Top-Up Holding Percentage for any such transferee, the relevant holding period shall be deemed to run from the date of transfer through the Top-Up Measurement Date.

          (c) Treatment of Company Capital Stock Owned by the Company. At the First Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the First Effective Time shall be canceled and extinguished without any conversion thereof.
          (d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquiror Common Stock occurring after the Agreement Date, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
          (e) Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the consideration amounts provided for in Section 1.9(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law and/or California Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law and/or California Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law and/or California Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the First Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 1.9(a) in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section (c), following the satisfaction of the applicable conditions set forth in Section (c), the amount of consideration to which such holder would be entitled in respect thereof under Section 1.9(a) as if such shares never had been Dissenting Shares. The Company shall give Acquiror (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and/or California Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for purchase under Delaware Law and/or California Law. The Company shall not, except with the prior written consent of Acquiror (not to be unreasonably withheld), or as otherwise required under Delaware Law and/or California Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Company Stockholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.9(e) and under Delaware Law and/or California Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law and/or California Law by any other Company Stockholder.
          (f) Rights Not Transferable. The rights of the Company Stockholders as of immediately prior to the First Effective Time are personal to each such stockholder and shall not be transferable for any reason otherwise than for a Permitted Top-Up Transfer or by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
          (g) Fractional Shares. No fraction of a share of Acquiror Common Stock shall be issued in connection with the First Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating for each particular stock certificate representing Company Capital Stock all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Acquiror Closing Stock Price.
          (h) Second Merger. At the Second Effective Time, (i) each share of Company Common Stock that is issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof, and (ii) the unit of ownership interest in Tolo Two Sub that is issued and outstanding immediately prior to the Second Effective Time will continue to constitute the one validly issued unit of the Surviving Entity. Such unit shall be the only unit of the Surviving Entity that is issued and outstanding immediately after the Second Effective Time.
     1.10 Surrender of Certificates.
          (a) Exchange Agent. Acquiror’s transfer agent, Wells Fargo Shareowner Services, shall act as exchange agent (the “Exchange Agent”) in the Merger.
          (b) Acquiror to Cause Deposit of Consideration. As soon as reasonably practicable after the Closing Date, and in any event within five Business Days thereafter, Acquiror or a direct or indirect subsidiary of Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock and cash issuable pursuant to Section 1.9(a), less the Escrow Shares to be deposited into an escrow fund in connection herewith pursuant to the provisions of Section 1.10(c) and Article VIII and excluding the Total Top-Up Cash Consideration (if any) and (ii) cash in an amount sufficient to permit payment of cash in lieu of any related fractional shares pursuant to Section 1.9(g); provided, however, that any Unvested Acquiror Shares or Unvested Acquiror Cash that are subject to vesting and/or repurchase rights or other restrictions, including without limitation under a Benefits Waiver, shall be withheld by Acquiror (and reflected in book entry form in the case of Unvested Acquiror Shares) for delivery following the lapse of such vesting and/or repurchase rights or other restrictions.
          (c) Exchange Procedures.
               (i) Promptly following the Closing Date, the Exchange Agent shall mail to every holder of record of Company Capital Stock that was issued and outstanding immediately prior to the First Effective Time: (A) a letter of transmittal in the form supplied by Acquiror (the “Letter of Transmittal”) and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments which immediately prior to the First Effective Time represented issued and outstanding Company Capital Stock that were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) and cash pursuant to Section 1.9(a) (the “Certificates”) in exchange for certificates (or book entries in the case of shares of Unvested Acquiror Shares that are subject to vesting and/or repurchase rights or other restrictions) representing such shares of Acquiror Common Stock (and cash in lieu of fractional shares) and cash. The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Acquiror or the Exchange Agent may reasonably specify, including that the Effective Time Holders agree to be bound by the provisions of Section 1.10(c) and Article VIII of this Agreement.
               (ii) As soon as reasonably practicable after the date of delivery to the Exchange Agent of a Certificate, together with a properly completed and duly executed Letter of

Transmittal and any other documentation required thereby: (A) the holder of record of such Certificate shall be entitled to receive a certificate (or a book entry in the case of shares of Unvested Acquiror Shares that are subject to vesting and/or repurchase rights or other restrictions) representing the number of whole shares of Acquiror Common Stock that such holder has the right to receive pursuant to Section 1.9(a) in respect of such Certificate (and a check representing any related payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.9(g) in respect to such Certificate), and Escrow Shares will be deposited into escrow on such holder’s behalf pursuant to Section 1.10(c)(iii); (B) the holder of record of such Certificate shall be entitled to receive a check representing the cash amount that such holder has the right to receive pursuant to Section 1.9(a) in respect of such Certificate (less any Unvested Acquiror Cash); and (C) such Certificate shall be canceled.
               (iii) As soon as reasonably practicable after the Closing Date, Acquiror shall cause to be deposited with the Escrow Agent, the Total Escrow Shares. In the case of any Company Stockholder that is a holder of Unvested Company Shares as of immediately prior to the First Effective Time, the Escrow Shares contributed to the Escrow Fund by such Company Stockholder shall, to the maximum extent possible, consist of vested shares of Acquiror Common Stock and any Unvested Acquiror Shares placed in escrow shall vest first before any non-escrowed Unvested Acquiror Shares. The Total Escrow Shares shall constitute partial security for the indemnification obligations of such Effective Time Holders pursuant to Article VIII, and shall be held in escrow and distributed from escrow in accordance with the provisions of the Escrow Agreement.
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate as of such record date with respect to the shares of Acquiror Common Stock issuable to such holder in exchange for such Certificate until the applicable delivery requirements with respect to such Certificate as set forth in Section 1.10(c) shall have been satisfied. Subject to applicable law, and subject to satisfaction of the applicable delivery requirements with respect to such Certificate set forth in Section 1.10(c), there shall be paid to the record holder of the whole shares of Acquiror Common Stock issued in exchange for such Certificate, without interest, as soon as reasonably practicable after the time of the satisfaction of such delivery requirements, the amount of any such dividends or other distributions with a record date after the First Effective Time theretofore payable (but for the provisions of this Section 1.10(d)) with respect to such shares of Acquiror Common Stock.
          (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.
          (f) No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Exchange Agent, the Surviving Entity or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (g) Unclaimed Funds or Shares. Any portion of funds (including any interest earned thereon) or certificates for shares of Acquiror Common Stock held by the Exchange Agent which have not been delivered to any holders of Certificates pursuant to this Article I within 12 months after the First

Effective Time shall promptly be paid or delivered, as appropriate, to Acquiror, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.10(c) shall look only to Acquiror (subject to abandoned property, escheat and similar laws), only as a general unsecured creditor thereof, for its claim for shares of Acquiror Common Stock (and any cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions (with a record date after the First Effective Time) with respect to Acquiror Common Stock) and cash to which it is entitled. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the date on which the merger consideration contemplated by Section 1.9 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquiror, free and clear of all claims or interests of any Person previously entitled thereto.
     1.11 No Further Ownership Rights in the Company Capital Stock. All consideration paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, such Company Options and such Company Warrants, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock, Company Options or Company Warrants which were issued and outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Certificate is presented to the Company or the Surviving Entity for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.
     1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such consideration as may be required pursuant to Section 1.9 in respect of such Certificate; provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum or execute an indemnification agreement as Acquiror or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Acquiror, the Company, the Surviving Entity, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.
     1.13 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. However, Acquiror makes no representations or warranties to the Company or to any holder of Company Capital Stock, Company Options or Company Warrants regarding whether the Merger will qualify as a tax-free “reorganization” under the Code or any of the Tax consequences to the Company or any holder of Company Capital Stock, Company Options or Company Warrants of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the holders of Company Capital Stock, Company Options and Company Warrants are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.
     1.14 Withholding Rights. Acquiror, the Company, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options or any Company Warrants such amounts as Acquiror, the Company, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of applicable Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this

Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
     1.15 Taking of Necessary Action; Further Action. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the manager of the Surviving Entity are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE II
Representations and Warranties of the Company
          Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosed exception without independent knowledge on the part of the reader regarding the disclosed exception), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquiror under this Article II), the Company represents and warrants to Acquiror as follows:
     2.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The Company does not have any Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.
     2.2 Capital Structure.
          (a) The authorized capital stock of the Company consists solely of (i) 55,000,000 shares of Company Common Stock, and (ii) 30,502,201 shares of Company Preferred Stock of which 3,030,000 shares are designated as Company Series A Stock, 13,972,201 shares are designated as Company Series B Stock, and 13,500,000 shares are designated as Company Series C Stock. A total of 14,140,207 shares of Company Common Stock, 3,030,000 shares of Company Series A Stock, 2,897,951 shares of Company Series B Stock and 12,491,275 shares of Company Series C Stock are issued and outstanding as of the Agreement Date. The Company holds no treasury shares. As of the Agreement Date, there are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company other than pursuant to the exercise of outstanding Company Options under the Company Option Plans and outstanding Company Warrants. Schedule 2.2(a)-1 of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Company Common Stock, Company Series A Stock, Company Series B Stock or Company Series C Stock and the number of such shares so owned by such Person, and the number of shares of

Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such person in the issued and outstanding capital stock or voting securities of the Company. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound. All issued and outstanding shares of Company Capital Stock were issued in material compliance with all applicable Legal Requirements and all material requirements set forth in applicable Contracts. Schedule 2.2(a)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which Schedule 2.2(a)-2 shall be a subset of Schedule 2.2(a)-1 of the Company Disclosure Letter) of all holders of any issued and outstanding Unvested Company Shares, including the number and kind of shares of Company Capital Stock unvested as of the date of this Agreement, the purchase price paid per share, the vesting schedule in effect for such Unvested Company Shares (including the vesting commencement date), the repurchase price payable per unvested share and the length of the repurchase period following the holder’s termination of service. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.
          (b) As of the Agreement Date, the Company has reserved 5,681,367 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 4,680,468 shares are subject to outstanding and unexercised Company Options, and 1,000,899 shares remain available for issuance thereunder. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each such option, the number of vested shares of Company Common Stock subject to each such option, the number of unvested shares of Company Common Stock subject to each such option, the date of grant, the vesting commencement date, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such option under Section 422 of the Code, the term of each such option, the plan from which such option was granted and the jurisdiction the holder of such Company Option resides, if such jurisdiction is outside the United States. In addition, Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which schedule shall be a subset of Schedule 2.2(b)-1 of the Company Disclosure Letter) of all holders of outstanding Company Options that are held by Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and the Company.
          (c) Schedule 2.2(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Warrants, including the number of shares and type of Company Capital Stock subject to each such warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each such warrant.
          (d) No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

          (e) Except for the Company Options described in Schedule 2.2(b)-1 of the Company Disclosure Letter and Company Warrants described in Schedule 2.2(c) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. There are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between or among the Company and any of its securityholders, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company’s securityholders. Neither the Company Option Plan nor any Contract of any character to which the Company is a party to or by which the Company is bound relating to any Company Options or Unvested Company Shares requires or otherwise provides for any accelerated vesting of any Company Options or Unvested Company Shares in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Acquiror or any subsidiary thereof, or any other event, before, upon or following the Merger or otherwise. True, correct and complete copies of (x) each Company Option Plan, (y) all forms of Contracts, agreements and instruments relating to or issued under each Company Option Plan, and (z) executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such option which either (1) provide for any acceleration or (2) contain terms inconsistent with the terms set forth in the standard form of such Contract described in clause (y), have been made available to Acquiror’s counsel, and such plans, forms of Contracts and Contracts have not been amended, modified or supplemented since being made available to Acquiror’s counsel, and there are no agreements, understandings or commitments to amend, modify or supplement such plans, forms of Contracts or Contracts in any case from those made available to Acquiror’s counsel.
          (f) The Spreadsheet will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any shares of Company Capital Stock and/or Company Options and/or Company Warrants and the number and kind of such shares so owned, or subject to Company Options and/or Company Warrants so owned, by such Person. The number of such shares set forth in the Spreadsheet as being so owned, or subject to Company Options or Company Warrants so owned, by such Person will constitute the entire interest of such Person in the issued and outstanding capital stock, voting securities or other securities of the Company. As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Company Capital Stock and/or Company Options and/or Company Warrants from the Company. In addition, the shares of Company Capital Stock and/or Company Options and/or Company Warrants disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound.
     2.3 Authority; Noncontravention.
          (a) Subject to approval of the Merger and adoption of this Agreement by the Company Stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has approved and adopted this Agreement and approved the Merger, determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and its stockholders, and directed that the adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that all of the stockholders of the Company adopt this Agreement. The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the outstanding shares of Company Common Stock (voting as a separate voting class) and (iii) the holders of a majority of the outstanding shares of Company Preferred Stock (voting as a separate voting class on an as-converted to Company Common Stock basis), are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”). The affirmative vote of the Company Stockholders listed on Exhibit A-1 pursuant to the Company Stockholder Consents is sufficient for the Company Stockholder Approval.
          (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or to the knowledge of the Company, any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of the Company, in each case as amended to date, (B) any Material Contract (as defined in Section 2.18), or (C) any Legal Requirements applicable to the Company or any of its material properties or assets.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the First Certificate of Merger and Second Certificate of Merger, as provided in Section 1.5, and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company or Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement. As of all times between the Agreement Date through the Closing Date, the assets of the Company reflected on the then most recently prepared balance sheet of the Company are or will be below the size of person threshold level required to trigger a filing under the HSR Act.
          (d) The Company and the Company Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of the Company will not be applicable to any of the Company, Acquiror, the Surviving Entity, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement, the Company Stockholder Consents or the Company Stockholder Agreements (including irrevocable proxies), including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.
          (e) This Agreement has been duly executed and delivered by the Stockholders’ Agent. This Agreement and the Escrow Agreement are, or when executed by the Stockholders’ Agent shall be, valid and binding obligations of the Stockholders’ Agent, enforceable against the Stockholders’ Agent in accordance with their respective terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. On or prior to the First Effective Time, each Effective Time Holder shall have approved the designation of and designated the Stockholders’ Agent as the representative of such Effective Time Holder and as the attorney-in-fact and agent for and on behalf of such Effective Time Holder with respect to claims for indemnification under Article VIII hereof and the taking by the Stockholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Agent under this Agreement, including without limitation the exercise of all powers, authority and responsibilities set forth in Section 8.7(a).
          (f) The names and titles of the members of the Company Board and the Company’s executive officers are set forth on Schedule 2.3(f) of the Company Disclosure Letter.
     2.4 Financial Statements.
          (a) The Company has made available to Acquiror its financial statements for each fiscal year and interim fiscal period subsequent to the Company’s inception date (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”). The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (v) are true, complete and correct in all material respects. The Company has no Liabilities of any nature other than (x) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of November 30, 2010 (the “Company Balance Sheet”), (y) those incurred in the conduct of the Company’s business since November 30, 2010 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, which individually or in the aggregate are not material in nature or amount and do not result from any breach of Contract, tort or violation of law, and (z) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liabilities of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.
          (b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances in all material respects (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor the Company’s independent accountants, nor to the Company’s knowledge, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in the FASB ASC Topic 450) that are not adequately provided for in the Company Balance Sheet as required by FASB ASC Topic 450. There has been no change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.
          (c) Schedule 2.4(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
          (d) Schedule 2.4(d) of the Company Disclosure Letter accurately lists all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt. Except as described in Schedule 2.4(d), all Company Debt may be prepaid at the Closing without penalty, and without any termination payment, under the terms of the Contracts governing such Company Debt.
     2.5 Absence of Certain Changes. Since the Company Balance Sheet Date until the Agreement Date, the Company has conducted its business only in the ordinary course consistent with past practice and:
          (a) there has not occurred a Material Adverse Effect on the Company;
          (b) the Company has not made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company (other than the sale or nonexclusive license of Company Products (as defined in Section 2.10(a)(vi)) to its customers and distributors and channel partners in the ordinary course of its business consistent with its past practice);
          (c) except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any revaluation by the Company of any of its assets;
          (d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities (other than repurchases of Unvested Company Shares in accordance with Contracts governing such shares), or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

          (e) the Company has not entered into, amended or terminated any Material Contract, and there has not occurred any default under any Material Contract (as hereinafter defined) to which the Company is a party or by which it is, or any of its assets and properties are, bound;
          (f) there has not occurred any amendment or change to the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company;
          (g) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), and the Company has not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;
          (h) there has not occurred the execution of any employment agreements or service Contracts or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company;
          (i) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company;
          (j) the Company has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person;
          (k) the Company has not paid or discharged any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date;
          (l) the Company has not incurred any Liability to its directors, officers or stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice);
          (m) the Company has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $50,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;
          (n) the Company has not made any material change in the manner in which it extends discounts, credits or warranties to customers, distributors or channel partners or otherwise deals with its customers, distributors or channel partners;
          (o) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company;

          (p) the Company has not sold, disposed of, transferred or licensed to any Person any rights to any Company IP Rights (as defined in Section 2.10(a)(ii)) other than in the ordinary course of business consistent with past practice, or has acquired or licensed from any Person any Intellectual Property (as defined in Section 2.10(a)(i)) or sold, disposed of, transferred or provided a copy of any Company Source Code (as defined in Section 2.10(a)(vii)) to any Person; and
          (q) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (p) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).
     2.6 Litigation. There is no private or governmental Action before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), nor, to the knowledge of the Company, is there any reasonable basis for any such Action. There is no Order against the Company, any of its assets or properties, or, to the knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby. The Company does not have any Action pending against any other Person.
     2.7 Restrictions on Business Activities. There is no Contract or Order binding upon the Company which has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as presently proposed to be conducted by the Company.
     2.8 Compliance with Laws; Company Authorizations.
          (a) The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. All materials, products and services distributed or marketed by the Company have at all times made all material disclosures to users or customers, distributors or channel partners required by applicable Legal Requirements, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.
          (b) The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (A) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

          (c) Neither the Company, nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
     2.9 Title to Property and Assets. The Company has good and valid title to all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice for obligations not past due, (b) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (c) liens securing indebtedness that is reflected on the Company Balance Sheet. The plant, property and equipment of the Company, taken as a whole, that are used in the operations of its businesses are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. All properties used in the operations of the Company are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. Schedule 2.9 of the Company Disclosure Letter identifies each parcel of real property leased by the Company. The Company has adequate rights of ingress and egress into any real property used in the operation of its businesses. The Company has heretofore made available to Acquiror’s counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property. As used in this Section 2.9, the term “assets” shall not include Company IP Rights (as defined in Section 2.10).
     2.10 Intellectual Property.
          (a) As used in this Agreement, the following terms shall have the meanings indicated below:
               (i) “Intellectual Property” means any and all worldwide industrial and intellectual property and all rights associated therewith, throughout the world, including: (A) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae; (C) algorithms, specifications, customer, distributor and channel partner lists and supplier lists, all industrial designs and any registrations and applications therefor; (D) all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any goodwill associated with and symbolized by the foregoing items; (E) Internet domain name registrations, Internet and World Wide Web URLs or addresses; (F) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (G) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (H) all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein; and (I) all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.
               (ii) “Company IP Rights” means (A) any and all Intellectual Property used by the Company in the conduct of the business of the Company as currently conducted or as currently proposed to be conducted by the Company; and (B) any and all other Intellectual Property owned by the Company.
               (iii) “Company-Owned IP Rights” means (A) Company IP Rights that are owned or are purportedly owned by or exclusively licensed to the Company; and (B) Company IP Rights that were developed for the Company by full or part time employees or consultants of the Company.
               (iv) “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration; in each case that are owned by, registered or filed in the name of the Company.
               (v) “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.
               (vi) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.
               (vii) “Company Source Code” means, collectively, any software source code, any material portion or aspect of software source code , or any algorithm contained in any software source code included in any Company-Owned IP Rights or Company Products developed by the Company.
          (b) The Company (i) owns and has developed or acquired, or (ii) has the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company.
          (c) The Company has not transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).
          (d) The Company owns and has good and exclusive title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). To the Knowledge of the Company, the right, license and interest of the Company in and to all Third Party Intellectual Property Rights licensed by the

Company from a third party are free and clear of all Encumbrances (excluding the terms contained in the applicable written license agreements with such third parties and Permitted Encumbrances).
          (e) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations prior to Closing under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company or Acquiror to use, possess, sell or license any Company-Owned IP Right or portion thereof. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Acquiror without restriction and without payment of any kind to any third party.
          (f) Schedule 2.10(f) of the Company Disclosure Letter lists all Company Products by name and version number.
          (g) Schedule 2.10(g) of the Company Disclosure Letter lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Schedule 2.10(g) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.
          (h) Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.
          (i) The Company is not and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations prior to Closing under this Agreement, in breach of any Contract to which the Company is a party governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, the Surviving Entity (as wholly-owned by Acquiror) will be permitted to exercise all of the Company’s rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.
          (j) None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company-Owned IP Rights.
          (k) There are no royalties, honoraria, fees or other payments that the Company has agreed to pay to any Person pursuant to any Contract (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company.
          (l) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company. The Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.
          (m) The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property right. The Company has not received any written communication alleging or implying that the Company is infringing any patents.
          (n) The Company has no Liability for infringement or misappropriation of the Intellectual Property rights of any third party or for unfair competition or unfair trade practices under the laws of any jurisdiction. The operation of the business of the Company as such business is currently conducted and as currently proposed to be conducted by the Company, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s use of any product, device or process used in the business of the Company has not, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company will infringe, is infringing or has infringed on or misappropriated any Intellectual Property of a third party, or constitutes or has or will constitute unfair competition or unfair trade practices under the laws of any jurisdiction.
          (o) None of the Company-Owned IP Rights, the Company Products or the Company is subject to any proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (ii) restricting the conduct of the business of the Company in order to accommodate third party Intellectual Property rights.
          (p) The Company has not received any opinion of counsel that any Company Product or the operation of the business of the Company, as previously or currently conducted, or as currently proposed to be conducted by the Company, infringes or misappropriates any Third Party Intellectual Property Rights.
          (q) The Company has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company.

          (r) No current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
          (s) The employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.
          (t) To the extent that the Company has incorporated, integrated or bundled any Intellectual Property that is or was Third Party Intellectual Property Right with any Company Product, or used any Intellectual Property that is or was Third Party Intellectual Property in the development, manufacture or compilation of any of the Company Products, the Company has written agreements with such third parties with respect thereto pursuant to which the Company has obtained a valid license to such Third Party Intellectual Property sufficient for the conduct of its business as currently conducted or as currently proposed to be conducted by the Company.
          (u) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written Contract between the Company and such third party. All use, disclosure or appropriation of Confidential Information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company having access to Confidential Information or proprietary information of any of its customers, distributors, channel partners or other business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers, distributors, channel partners and other business partners, to the extent required by such Persons).
          (v) Schedule 2.10(v) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way, and indicates whether such Open Source Materials were modified and/or distributed by the Company. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.
          (w) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
          (x) All Company Products sold, licensed, leased or delivered by the Company to customers, distributors and channel partners and all services provided by the Company to customers, distributors and channel partners on or prior to the Closing Date materially conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. The Company has no Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material Liability relating to the foregoing obligations) for replacement or repair of Company Products or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has not marked any Company Product with, or used in connection with the advertising of any Company Product, an incorrect or expired U.S. patent number, or any other incorrect indication that the manufacture, use, sale, offer for sale or importation into the United States of any Company Product was covered by or licensed under a U.S. patent. The Company has not falsely indicated on, or in connection with the advertising of, a Company Product that an application for a U.S. patent had been made which, if issued, would cover the manufacture, use, sale, offer for sale or importation into the United States of the Company Product.
          (y) The Company has provided Acquiror with all material documentation and notes relating to the testing of all Company Products. To the Knowledge of the Company, the Company has documented all material bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.
          (z) For all software used by the Company in providing services, or in developing or making available any of the Company Products, the Company has used commercially reasonable efforts to implement any and all applicable security patches or upgrades that are generally available for that software.
          (aa) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned IP Rights. No current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (bb) Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on their behalf to any Person of any Company Source Code. Schedule 2.10(cc) of the Company Disclosure Letter identifies each Contract pursuant to which the

Company has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.
          (cc) The Company is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned IP Rights. In addition, if any Company-Owned IP Rights were acquired from a Person other than an employee of or contractor to Company, then to the Knowledge of the Company such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such IP Right. The Company has no present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned IP Rights by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.
          (dd) The Company has not collected any personally identifiable information from any third parties. The Company has provided adequate notice of its privacy practices in its privacy policies, which policies (and the periods such policies have been in effect) are set forth in Schedule 2.10(dd) of the Company Disclosure Letter. The Company’s privacy policies are and have been available on the Company Websites (as defined below) at all times during the periods indicated on Schedule 2.10(dd) of the Company Disclosure Letter. The Company’s privacy practices conform, and at all times have conformed, in all material respects to its privacy policies. The Company has complied with all material Legal Requirements relating to (i) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by the Company (collectively, the “Company Websites”), and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the Company’ s records. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policies. The Company’s privacy policies conform, and at all times have conformed, to all of the Company’s contractual commitments to their customers and the viewers of the Company Websites. Each of the Company Websites and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by Legal Requirements, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. No claims have been asserted or, to the knowledge of the Company, are threatened against the Company by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company. With respect to all personal and user information described in this Section 2.10(dd), the Company has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the information against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information.
          (ee) The Company has implemented and maintains a comprehensive security plan which (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; and (iii) maintains notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing personally identifiable information. The Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control.
     2.11 Environmental Matters.
          (a) As used in this Agreement, the following terms shall have the meanings indicated below:
               (i) “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.
               (ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.
               (iii) “Property” shall mean all real property leased or owned by the Company either currently or in the past.
               (iv) “Facilities” shall mean all buildings and improvements on the Property.
          (b) (i) All Hazardous Materials and wastes of the Company have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) the Company has not received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no notices, administrative actions or suits are pending, or to the knowledge of the Company, threatened, relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company; (iv) to the knowledge of the Company, the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Company’s knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vi) to the Company’s knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; and (vii) the Company’s uses and activities in the Facilities, and to the knowledge of the Company, the Facilities, have at all times materially complied with all Environmental and Safety Laws.
     2.12 Taxes.
          (a) The Company, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate and have been prepared in compliance with all applicable Legal Requirements. The Company has delivered to Acquiror correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

          (b) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company has no Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date or by reason of the transactions contemplated by this Agreement. The Company has no Liability for unpaid Taxes for any period (or portions of any period) prior to, or through the Closing Date, that were not taken into account in the calculation of the Company Net Working Capital.
          (c) There is (i) no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company being conducted by a Tax Authority that the Company has knowledge of, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made in writing to the Company by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
          (d) The Company has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
          (e) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company have any Liability or potential Liability to another party under any such agreement.
          (f) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.
          (g) The Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, nor is it currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
          (h) Neither the Company nor any predecessor of the Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.
          (i) The Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
          (j) None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Company is limited by Sections 269 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

          (k) The Company is not nor has it ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.
          (l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (m) The Company has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed or will timely file all withholding Tax Returns, for all periods through and including the Closing Date.
          (n) Except as set forth on Schedule 2.12(n) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or ERISA Affiliate (as defined below) to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions and agreements contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state Tax law). Schedule 2.12(n) of the Company Disclosure Letter lists each Person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No stock of the Company or any Company security holder is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code.
          (o) Schedule 2.12(t) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party, to the extent not exempt from Section 409A of the Code, has been operated in compliance with Sections 409A(a)(2)-(4) of the Code and the applicable Treasury regulations thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.
          (p) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted or repriced, and neither the Company nor the Acquiror has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code.

     2.13 Employee Benefit Plans and Employee Matters.
          (a) Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).
          (b) The Company has made available to Acquiror’s counsel a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, made available to Acquiror’s counsel true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also made available to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and to the knowledge of the Company, nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The Company has also made available to Acquiror all registration statements and prospectuses prepared in connection with each Company Employee Plan, if any. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing. No employee of the Company and no person subject to any health plan of the Company has made medical claims through any such health plan during the 12 months preceding the Agreement Date for more than $25,000 in the aggregate for which the Company is responsible. For the purposes of the forgoing sentence, any exception to such representation and warranty set forth in the Company Disclosure Letter shall be stated generally and shall not identify any employee of the Company or person subject to any health plan of the Company who has made medical claims. The Company does not sponsor or maintain any self-funded employee benefit plan.

          (c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any ERISA Affiliate is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Second Effective Time in accordance with its terms, without Liability to Acquiror and/or the Surviving Entity (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.
          (d) With respect to each Company Employee Plan, each of the Company and each United States Subsidiary has complied in all material respects or has time remaining in which to comply with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including the COBRA provisions set forth in the American Recovery and Reinvestment Act of 2009 and any applicable proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.
          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.
          (f) Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (g) Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
          (h) The Company has not maintained or contributed to, and does not maintain or contribute to, any compensation or benefit plan under the law or applicable custom or rule of any jurisdiction outside of the United States.
          (i) Schedule 2.13(i) of the Company Disclosure Letter lists as of the Agreement Date each employee of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.
          (j) Except as set forth on Schedule 2.13(j) of the Company Disclosure Letter or as expressly provided in this Agreement, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
          (k) The Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, other than the coverage continuation requirement obligations imposed by Part 6 of Title I of ERISA or similar state Legal Requirements, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.
          (l) Schedule 2.13(l) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all employment Contracts to which the Company is a party or by which the Company is bound. The Company has no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(l) of the Company Disclosure Letter. The Company is not a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company has no duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. The Company has no knowledge of any activities or proceedings of any labor union or to organize its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company. Neither the Company, nor to the knowledge of the Company, any of its representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.
          (m) No employee of the Company is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(m) of the Company Disclosure Letter, no employee of the Company has given notice to the Company, nor does the Company otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company. No employee of the Company has been dismissed in the last 12 month period. The employment of each of the employees of the Company is “at will” (except for non-U.S. employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Schedule 2.13(m) of the Company Disclosure Letter. As of the Agreement Date, the Company has not, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquiror following the First Effective Time.
          (n) The Company has made available to Acquiror a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, target bonuses and fringe benefits for the current fiscal year, fringe benefits and bonuses that have been paid (or that have been earned but remain unpaid) for the most recently completed fiscal year.

          (o) The Company has made available to Acquiror a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.
          (p) The Company has made available to Acquiror’s counsel true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company; summary of Liability for termination payments to current and former directors, officers and employees of the Company; and a schedule of bonus commitments made to employees of the Company.
          (q) There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s current employees.
          (r) The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.
          (s) The Company has delivered to Acquiror true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers. To the knowledge of the Company, effective elections under Section 83(b) of the Code have been made and timely filed with the IRS with respect to all Unvested Company Shares.
     2.14 Interested Party Transactions. None of the officers and directors of the Company and, to the knowledge of the Company, none of the employees or stockholders of the Company, nor any immediate family member of an officer, director, employee or stockholder of the Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. To the knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of stockholders under applicable Legal Requirements. Schedule 2.14 to the Company Disclosure Letter lists all Company security holders who are or may reasonably be deemed to be Affiliates of the Company.
     2.15 Insurance.
          (a) The Company maintains the policies of insurance and bonds set forth in Schedule 2.15 to the Company Disclosure Letter, including, at a minimum, workers’ compensation insurance as required by law and errors and omissions (professional liability), casualty, fire and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the policy period, the coverage amount and any applicable deductible as of the Agreement Date as well as (i) all material claims made under such policies and bonds since January 1, 2008 and (ii) all reportable events as defined in the Medicare & Medicaid State Children’s Health Insurance Program Extension Act of 2007 (“SCHIP”), and any amendments thereto, under the workers’ compensation, employer’s liability, automobile liability and general liability insurance. The Company has made available to Acquiror true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
          (b) With respect to all workers’ compensation, employer’s liability, automobile liability, and general liability coverage, the Company has maintained and submitted all data as required under Section 111 of SCHIP and any amendments thereto.
     2.16 Books and Records. The Company has made available to Acquiror or its counsel true, correct and complete copies of each document that has been requested by Acquiror or its counsel in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control or that Acquiror agreed in writing after consultation with the Company was not required to be made available to Acquiror). Without limiting the foregoing, the Company has made available to Acquiror or its counsel complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Certificate of Incorporation and Bylaws of the Company, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Company or any securities of the Company. The minute books of the Company made available to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (iv) accurately and fairly reflect the basis for the Financial Statements.
     2.17 Company Merger Expenses. Other than as set forth in Schedule 2.17 to the Company Disclosure Letter, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.
     2.18 Material Contracts.
          (a) Except for this Agreement and the Contracts specifically identified in Schedule 2.18 of the Company Disclosure Letter (with each of such Contracts specifically identified under subsection(s) of such Schedule 2.18 that correspond to the subsection or subsections of this Section 2.18(a) applicable to such Contract) (each a “Material Contract”), the Company is not a party to or bound by any of the following Contracts:
               (i) any advertising Contract;
               (ii) any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract, including (A) whether another Person is acting in such capacity for the Company or (B) whether the Company is acting in such capacity for another Person;
               (iii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $50,000 per annum where the Company is the payer, including whether the Company’s relationship with the ultimate provider is (A) direct or (B) indirect;
               (iv) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $50,000 per annum where the Company is the payee, including whether the Company’s relationship with the ultimate recipient is (A) direct or (B) indirect;
               (v) any Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement;
               (vi) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
               (vii) any Contract for capital expenditures in excess of $50,000 in the aggregate;
               (viii) any Contract by its express terms limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise by its express terms limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;
               (ix) any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $50,000 per annum;

               (x) any Contract (A) with any of its officers, directors, employees or stockholders or any member of their immediate families or (B) with any Person with whom the Company does not deal at arm’s length;
               (xi) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;
               (xii) all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company IP Rights;
               (xiii) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $5,000 or less (“Generally Available Software”), all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third Party Intellectual Property Rights;
               (xiv) all licenses, sublicenses and other Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned IP Rights or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-owned IP Rights;
               (xv) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company, other than employment Contracts;
               (xvi) any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company;
               (xvii) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;
               (xviii) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person (other than for Generally Available Software);
               (xix) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company (other than under its substantially unmodified form of standard customer or distributor agreement, the form of which has been made available to counsel to Acquiror);
               (xx) any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement (other than payments made pursuant to the Merger related to shares of Company Capital Stock held by such Person prior to the First Effective Time);
               (xxi) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a)-2 of the Company Disclosure Letter or Company Options disclosed on Schedule 2.2(b)-1 of the Company Disclosure Letter;
               (xxii) any Contract under which the Company provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract;
               (xxiii) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;
               (xxiv) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;
               (xxv) any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person (other than its subsidiaries);
               (xxvi) any Contract with any Governmental Entity or any Company Authorization;
               (xxvii) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers and distributors in the ordinary course of business pursuant to the Company’s standard substantially unmodified form (a copy of which has been made available to counsel to Acquiror);
               (xxviii) any settlement agreement;
               (xxix) any Contract pursuant to which rights of any third party are triggered or become exercisable in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event; or
               (xxx) any other Contract or obligation not listed in clauses (i) through (xxvii) that is otherwise material to the Company or its businesses, operations, financial condition, properties or assets.
          (b) All Material Contracts are in written form. The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no breach, violation, default or event of default or event, occurrence, condition or act, with respect to the Company or to the Company’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a breach, violation, default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. The Company has no Liability for renegotiation of government Contracts. True, correct and complete copies of all Material Contracts have been made available to Acquiror prior to the Agreement Date.
     2.19 Export Control Laws. The Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:
          (a) the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;
          (b) the Company is in compliance with the terms of all applicable export licenses or other approvals;
          (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals;
          (d) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims; and
          (e) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.
          (f) (i) in each of the past five years, the Company has prepared and timely filed with the Bureau of Industry and Security and the ENC Encryption Request Coordinator all semi-annual reports of exports of the Company’s products under authority of license exception ENC, as required by section 740.17(e) of the Export Administration Regulations, 15 C.F.R. sec. 740.17(e), and all of the information contained in each of those semi-annual reports is correct and complete in all material respects; and (ii) the Company’s records of all exports of the Company’s products under authority of license exception ENC during the period commencing on January 1, 2010 through the Closing Date are up-to-date, correct, complete and sufficient to allow Acquiror to prepare and file a correct and complete semi-annual report of those Company export transactions with the Bureau of Industry and Security and the ENC Encryption Request Coordinator when due following the Closing Date; and
          (g) (i) all transactions involving the sale, licensing, supply, export, reexport, transfer or furnishing of any of the Company Products, or any software code, technology or services pertaining to those products, have been screened against (w) the list of countries that are subject to United States Government export embargoes and (x) the various United States Government lists of parties prohibited or restricted from participating in any transaction involving commodities, software, technology or services exported, or to be exported, from the United States (“prohibited and restricted parties”); (ii) to the Company’s knowledge, during the five year period immediately preceding the Closing Date, the Company has not sold, licensed, supplied, exported, reexported, transferred or furnished any of the Company Products, or any software code, technology or services, directly or indirectly to (y) any person or entity located in, or any national or resident of, any country that is subject to a United States government export embargo or (z) any prohibited and restricted party; (iii) to the Company’s knowledge, none of the Company Products, or any software code or technology pertaining to those products, have been sold, licensed, supplied, exported, reexported, transferred or furnished to any person or entity for use in any activities directly or indirectly related to the design, development, production, stockpiling, testing or use of any nuclear, chemical or biological weapons or missiles.
     2.20 Customers and Suppliers.
          (a) The Company has no outstanding material disputes concerning its products and/or services with any customer, distributor or channel partner who, in the fiscal year ended June 30, 2010, or the five months ended November 30, 2010, was one of the 20 largest sources of revenues for the Company, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no knowledge of any current material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 2.20(a) of the Company Disclosure Letter. The Company has not received any written information from any Significant Customer that such Person shall not continue as a customer, distributor or channel partner of the Company (or the Surviving Entity or Acquiror) after the Closing or that such Person intends to terminate or materially modify existing Contracts with the Company (or the Surviving Entity or Acquiror).
          (b) The Company has no outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended June 30, 2010, or the five months ended November 30, 2010, was one of the 20 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has no knowledge of any current material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.20(a) of the Company Disclosure Letter. The Company has not received any written information from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Entity or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Entity or Acquiror). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its businesses, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.
     2.21 Accounts Receivable. The accounts receivable as reflected on the Company Balance Sheet and as will be reflected on the Closing Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet, or in the Closing Balance Sheet, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of the Company arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practices which are or shall be sufficient to provide for any losses which may be sustained on realization of the receivables. None of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

Schedule 2.21 of the Company Disclosure Letter sets forth an aging of the Company’s accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 2.21 of the Company Disclosure Letter sets forth such amounts of accounts receivable of the Company which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.
     2.22 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE III
Representations and Warranties of Acquiror
     Acquiror represents and warrants to the Company as follows:
     3.1 Organization and Standing. Each of Acquiror and Tolo One Sub is a corporation, and Tolo Two Sub is a limited liability company, each duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquiror nor Tolo One Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Tolo Two Sub is not in violation of any of the provisions of its Certificate of Formation or Initial Operating Agreement.
     3.2 Authority; Noncontravention.
          (a) Each of Acquiror, Tolo One Sub and Tolo Two Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror, Tolo One Sub and Tolo Two Sub. This Agreement has been duly executed and delivered by each of Acquiror, Tolo One Sub and Tolo Two Sub and constitutes the valid and binding obligation of Acquiror, Tolo One Sub and Tolo Two Sub enforceable against Acquiror, Tolo One Sub and Tolo Two Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (b) The execution and delivery of this Agreement by Acquiror, Tolo One Sub and Tolo Two Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Tolo One Sub or the Certificate of Formation or Initial Operating Agreement of Tolo Two Sub, each as amended to date, (ii) any Contract to which Acquiror, Tolo One Sub or Tolo Two Sub is a party, or (iii) any applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquiror’s, Tolo One Sub’s or Tolo Two Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror, Tolo One Sub or Tolo Two Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the First Certificate of Merger and Second Certificate of Merger, as provided in Section 1.5, (ii) the filing of a registration statement on Form S-3 with the SEC after the Closing Date covering the shares of Acquiror Common Stock issuable pursuant to the First Merger, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s, Tolo One Sub’s or Tolo Two Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
     3.3 Acquiror Shares. All shares of Acquiror Common Stock which may be issued pursuant to the First Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Acquiror or any Contract to which Acquiror is a party or by which it is bound. Acquiror has a sufficient stockholder-approved reserve of unallocated shares under its 2007 Equity Incentive Plan to cover the Acquiror RSUs to be issued pursuant to Section 1.9(a)(iv) hereof.
     3.4 SEC Documents. As of their respective filing dates, each report, statement and other filing filed with the SEC by Acquiror since January 1, 2010 (collectively, the “Acquiror SEC Documents”) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the Acquiror SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by an Acquiror SEC Document filed subsequently (but prior to the Agreement Date).
     3.5 No Prior Sub Operations. Each of Tolo One Sub and Tolo Two Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
     3.6 No Action. Acquiror has not taken nor agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Code. Acquiror is not aware (outside of this Agreement) of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from so qualifying.
ARTICLE IV
Conduct Prior to the Effective Time
     4.1 Conduct of Business of the Company. Except as otherwise required by this Agreement, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the First Effective Time:
          (a) the Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror) and in material compliance with all applicable Legal Requirements;

          (b) the Company shall, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell Company products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Closing;
          (c) the Company shall promptly notify Acquiror of any material change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company or cause any of the conditions to closing set forth in Article VI not to be satisfied;
          (d) the Company shall assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Acquiror prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and
          (e) the Company shall maintain each of its leased premises in accordance with the terms of the applicable lease.
     4.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the First Effective Time, the Company shall not do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror):
          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents;
          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except (i) from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service or (ii) pursuant to rights of first refusal held by the Company in the event of a proposed transfer of Company Capital Stock;
          (c) Material Contracts. Except as set forth on Schedule 4.2(c) of the Company Disclosure Letter, enter into any Contract that would constitute a Material Contract or a Contract requiring a novation or consent in connection with the Merger, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts; provided, however, that this provision shall not require the Company to seek or obtain Acquiror’s consent in order to set or change the prices at which the Company sells products or provides services to its current customers in the ordinary course of business;
          (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options and Company Warrants; (ii) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on the Agreement Date; (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service; and (iv) the repurchase of any shares of Company Capital Stock pursuant to rights of first refusal held by the Company in the event of a proposed transfer of Company Capital Stock;
          (e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors (except hiring of employees in the ordinary course of business on reasonable and customary compensation and other terms), (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor (unless required by applicable Legal Requirements), or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);
          (f) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
          (g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive end-user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company, other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis, consistent with past practices);
          (h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or Acquiror’s business activities;
          (i) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice or enter into any Contract with respect to the foregoing;

          (j) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
          (k) Leases. Enter into any operating lease in excess of $10,000 per annum or any leasing transaction of the type required to be capitalized in accordance with GAAP;
          (l) Payment of Obligations. (i) Pay, discharge or satisfy, (1) any amounts due under any promissory note issued by the Company to any Person who is an officer or director of the Company as of the Agreement Date, or (2) any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Company Merger Expenses or (ii) defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or (iii) give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;
          (m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $50,000 in the aggregate;
          (n) Insurance. Materially change the amount of any insurance coverage;
          (o) Termination or Waiver. Terminate or waive any right of substantial value;
          (p) Employee Benefit Plans; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) except to the extent necessary or desirable to avoid the imposition of additional tax described in Section 409A(a)(1) of the Code or similar provision of applicable state Legal Requirements, pay any special bonus or special remuneration to any employee or non-employee director or consultant (other than the acceleration of Unvested Company Shares and Unvested Company Options expressly set forth in this Agreement) or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquiror and are set forth on Schedule 4.2(p) of the Company Disclosure Letter), or add any new members to the board of directors of the Company;
          (q) Severance Arrangements. Grant or pay, or enter into or amend any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquiror and are set forth on Schedule 4.2(q) of the Company Disclosure Letter);
          (r) Lawsuits; Settlements. (i) Commence a lawsuit other than (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Acquiror prior to the filing of such a suit), or (3) for a breach of this Agreement, or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
          (s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
          (t) Taxes. Make or materially change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;
          (u) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;
          (v) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;
          (w) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;
          (x) Warranties, Discounts. Other than in the ordinary course of business consistent with past practice, materially change the manner in which it provides warranties, discounts or credits to customers;
          (y) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.18 of the Company Disclosure Letter; and
          (z) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 4.2, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).
     4.3 No Control of the Company’s Business. Subject to the terms of Section 4.2, Acquiror acknowledges and agrees that: (i) nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time; and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Acquiror shall be required with respect to any matter set forth in Section 4.2 or elsewhere in this Agreement to the extent the requirement of such consent would, upon written advice of counsel, violate any applicable law.

ARTICLE V
Additional Agreements
     5.1 Stockholder Approval and Board Recommendation.
          (a) The Company shall take all action necessary in accordance with this Agreement, Delaware Law, its Certificate of Incorporation and its Bylaws to secure the Company Stockholder Approval. The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.1(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, including a Superior Proposal, or in the event that the Company Board withholds, withdraws, amends or modifies its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. The Company shall exercise commercially reasonable efforts to obtain an executed Company Stockholder Consent from each Company Stockholder not listed in Exhibit A-1.
          (b) (i) The Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Company’s stockholders in connection with this transaction shall include a statement to the effect that the Company Board has unanimously recommended that the Company’s stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Stockholder Consent; and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquiror, the unanimous recommendation of the Company Board that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement. Notwithstanding the foregoing, prior to execution of the Company Stockholder Consent by a sufficient number of Company Stockholders to obtain the Company Stockholder Approval, the Company Board may withhold, withdraw, amend or modify its recommendation to the Company Stockholders if (A) it receives an unsolicited written Acquisition Proposal and reasonably concludes in good faith (following the receipt of advice from an investment bank of national standing (including the investment bank currently retained by the Company as of the Agreement Date)) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the proposal), and would, if consummated, result in a transaction more favorable to the Company Stockholders from a financial point of view than the Merger and (B) it reasonably concludes in good faith (following the receipt of advice from outside counsel) that modification or withdrawal of its recommendation is required in order to comply with its fiduciary obligations to the Company Stockholders under Delaware law (“Superior Proposal”).
     5.2 No Solicitation.
          (a) From and after the Agreement Date until the Closing or termination of this Agreement pursuant to Article VII, the Company will not, nor will it authorize or permit any of its officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any securityholders of Company. The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.
          “Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company, or from the stockholders of the Company, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property.
          (b) The Company shall promptly (but in no event later than 24 hours) notify Acquiror orally and in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquiror. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal.
          (c) In the event that any Person submits to the Company (and does not withdraw) a Superior Proposal or an unsolicited, written, bona fide Acquisition Proposal that the Company Board determines in good faith (after receipt of consultation with its outside legal counsel and a financial advisor of national standing) is, or would reasonably be expected to be or become, a Superior Proposal, then notwithstanding Section 5.2(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal and (ii) deliver or make available to such Person nonpublic information regarding the Company, provided, in every case, that the Company and the Company Representatives comply with each of the following: (1) neither the Company nor any Company Representative shall have violated any of the restrictions set forth in this Section 5.2, (2) the Company Board first shall have determined in good faith, after consultation with its outside counsel, that taking such action is required in order to comply with its fiduciary obligations to the Company Stockholders under Delaware law, (3) the Company first shall have provided Acquiror with the written notices required by this Section 5.2 and written notice of the Company’s intention to take such actions, (4) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement (as defined in Section 5.3(a)), it being understood that such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such Person or having the purported effect of restricting it from satisfying its obligations under this Agreement, (5) the Company first shall have given Acquiror at least 48 hours advance notice of its intent to take such actions, specifying what actions it intends to take, and (6) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall, to the extent such nonpublic information has not been previously delivered by the Company to Acquiror, deliver such nonpublic information to Acquiror and, to the extent such information has been previously delivered by the Company to Acquiror, deliver a complete list identifying all such previously delivered information.
     5.3 Confidentiality; Public Disclosure.
          (a) The parties hereto acknowledge that Acquiror and the Company have previously executed a nondisclosure agreement dated December 13, 2010 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. The Stockholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Agent were a party thereto. With respect to the Stockholders’ Agent, as used in the Confidentiality Agreement the term “Confidential Information” shall include information relating to the Merger or this Agreement received by the Stockholders’ Agent after the Closing or relating to the period after the Closing; provided, further, that the Stockholders’ Agent may (i) use Confidential Information in connection with its duties as Stockholders’ Agent hereunder and under the Escrow Agreement, (ii) disclose Confidential Information to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with performing its duties as the Stockholders’ Agent provided that the Stockholders’ Agent informs the Person receiving Confidential Information that such Confidential Information is confidential and such Person agrees to maintain the confidentiality of such Confidential Information, and (iii) disclose Confidential Information to Effective Time Holders to the extent reasonably necessary to communicate the resolution of claims made pursuant to Article VIII hereof that result in reductions in Escrow Shares from the Escrow Fund or set off against the Top-Up Payments.
          (b) The Company shall not, and the Company shall cause each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Acquiror’s name or refer to Acquiror directly or indirectly in connection with Acquiror’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquiror, unless required by law and except as reasonably necessary for the Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement; provided, however, that following the initial press release regarding this Agreement issued by Acquiror, the foregoing restrictions shall not apply to public statements that repeat information contained in such press release (and do not disclose additional Confidential Information). Notwithstanding anything herein or in the Confidentiality Agreement, Acquiror may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquiror may, in its reasonable discretion, determine; provided, however, that until the Effective Time, any such press releases regarding this Agreement or the transactions contemplated by this Agreement (other than as required by applicable Legal Requirements) shall require the consent of, or coordination with, the Company.
     5.4 Regulatory Approvals.
          (a) The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Acquiror may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Acquiror of any material communication between the Company and any Governmental Entity regarding any of the transactions contemplated hereby. If the Company or any affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Acquiror.
          (b) Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents. Acquiror shall promptly inform the Company of any material communication between Acquiror and any Governmental Entity regarding any of the transactions contemplated hereby. If Acquiror or any affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.
          (c) Without limiting the generality of the foregoing, each party shall provide to the other party (or its respective advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the Merger. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meeting with a Governmental Entity regarding the Merger shall include representatives of Acquiror and the Company. Subject to applicable law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Merger by or on behalf of any party. The foregoing provisions of this Section 5.4(c) shall not be applicable to the matters described in the following Section 5.4(d).
          (d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that: (i) Acquiror shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquiror shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its affiliates or the Company, (2) the imposition of any limitation or regulation on the ability of Acquiror or any of its affiliates to freely conduct their business or own such assets, or (3) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquiror or any of its affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”). Nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) if such party has, until such date, complied in all material respects with its obligations under this Section 5.4.
     5.5 Reasonable Efforts. Subject to the limitations set forth in Section 5.4, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.
     5.6 Third Party Consents; Notices.
          (a) The Company shall obtain prior to the Closing, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 1.4(b)(xvii)-1 hereto and, upon request by Acquiror, shall exercise commercially reasonable efforts to obtain prior to the Closing, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals under each other Contract listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date). The Company shall use its commercially reasonable efforts to terminate prior to the Closing, and deliver evidence of such termination to Acquiror at or prior to the Closing, all of the Contracts listed or described on Schedule 1.4(b)(xvii)-2 hereto (it being understood that to the extent any of such Contracts requires a notice period that would extend beyond the Closing Date for such termination to be effective, commercially reasonable efforts would be satisfied by a request for termination that included a request for waiver of such notice period) and to amend prior to the Closing, and deliver evidence of such amendment to Acquiror at or prior to the Closing, all of the Contracts listed or described on Schedule 1.4(b)(xvii)-3 hereto.
          (b) The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations

Act, as amended, the Code, COBRA, the American Recovery and Reinvestment Act of 2009 and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.
     5.7 Litigation. The Company will (i) notify Acquiror in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Entity or arbitrator initiated by or against it, or known by the Company to be threatened against the Company or any of its directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquiror of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquiror regarding the conduct of the defense of any New Litigation Claim.
     5.8 Access to Information.
          (a) Except as otherwise prohibited by applicable law or as would be reasonably expected to violate the attorney-client privilege of the Company or a Subsidiary (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), during the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Company shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company as Acquiror may reasonably request, and (ii) the Company shall provide to Acquiror and its accountants, counsel and other representatives true, correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.
          (b) Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as reasonably requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.
          (c) No information or knowledge obtained by Acquiror prior to the Agreement Date or during the pendency of the transactions contemplated by this Agreement (including pursuant to Section 4.1, Section 4.2 or this Section 5.8) shall affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Merger or the indemnification rights of the Indemnified Persons under Article VIII.
     5.9 Spreadsheet. The Company shall prepare and deliver to Acquiror, at or prior to the Closing, a spreadsheet (the “Spreadsheet”) in the form provided by Acquiror prior to the Closing, reasonably acceptable to Acquiror and the Exchange Agent, certified by the Chief Executive Officer or President of the Company, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the First Effective Time (in addition to the other required data and information specified therein): (a) the names of all the Company Stockholders, Company Optionholders and Company Warrantholders and their respective addresses and where available, taxpayer identification numbers; (b) the number and kind of shares of Company Capital Stock held by such Persons, the respective certificate numbers and whether such shares are Dissenting Shares; (c) the number and kind of shares of Company Capital Stock subject to the Company Options and/or Company Warrants held by such Persons or exercised by such Persons between the Agreement Date and the Closing Date, and in the case of options, whether such options are or were incentive stock options or non-qualified stock options under the Code and for exercised options, the amount of reportable income for Tax purposes and/or amount required to be withheld for Taxes in connection with such exercises; (d) the vesting status and schedule with respect to the aforementioned Company Options, Company Warrants and Unvested Company Shares and terms of the Company’s rights to repurchase such Unvested Company Shares (including the repurchase price payable per share under each Unvested Company Share); (e) the calculation of the Acquiror Closing Stock Price, Company Net Working Capital Deficit, Company Net Working Capital Surplus, Fully-Diluted Company Shares, Fully-Diluted Vested Company Shares, Per Share Closing Cash Amount, Per Share Closing Share Amount, Per Share Escrow Share Amount, Total Closing Cash Consideration, Total Closing Share Consideration, Total Escrow Shares, Total Share Consideration, Unvested Company Options Per Share Value and Unvested Company Options Aggregate Value; (f) the number of shares of Acquiror Common Stock (and cash in lieu of fractional shares) and amount of cash issuable to each Company Stockholder and Company Optionholder in exchange for the Company Capital Stock and Vested Company Options held by such Persons (including the amount of cash required to be deducted and withheld from such Persons for Taxes); (g) if a Company Stockholder holds Unvested Company Shares, the amount of Unvested Acquiror Shares or Unvested Acquiror Cash payable in respect of such Unvested Company Shares, the vesting schedule and associated vesting amounts for such Unvested Acquiror Shares or Unvested Acquiror Cash and the repurchase price payable with respect to each share of such Unvested Acquiror Shares or each dollar of such Unvested Acquiror Cash; (h) the number of Acquiror RSUs issuable to each Company Optionholder in exchange for the Unvested Company Options held by such Persons and the vesting schedule and associated vesting amounts for such Acquiror RSUs; and (h) the Pro Rata Share of each Effective Time Holder, the amount of Escrow Shares to be deposited into the Escrow Fund on behalf of each Effective Time Holder, and the amount of any such Escrow Shares that are unvested (and the vesting schedule and associated vesting amounts for such unvested shares).
     5.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Company Merger Expenses) shall be paid by the party incurring such expense.
     5.11 Employees and Contractors. The Company shall cooperate and work with Acquiror to help Acquiror identify employees of the Company to whom Acquiror may elect to offer continued employment with Acquiror or its subsidiaries. With respect to any employee of the Company who receives an offer of employment from Acquiror or its subsidiaries, the Company shall assist Acquiror with its efforts to enter into an Acquiror New Hire Package with such employee as soon as practicable after the Agreement Date and in any event prior to the Closing Date. Notwithstanding any of the foregoing, none of Acquiror, Tolo One Sub, Tolo Two Sub or any other subsidiary of Acquiror shall have an obligation to make an offer of employment to any employee of the Company. With respect to matters described in this Section 5.11, the Company will consult with Acquiror (and will consider in good faith the advice of Acquiror) prior to sending any notices or other communication materials to its employees.
     5.12 Options and Related Matters.
          (a) Within one calendar day following the Agreement Date, the Company shall deliver a notice to holders of Company Options set forth on Schedule 2.2(b)-1 of the Company Disclosure Letter and holders of Company Warrants set forth on Schedule 2.2(c) of the Company Disclosure Letter, informing such holders of the treatment of Company Options and Company Warrants pursuant to the terms of this Agreement.
          (b) The Company shall use its commercially reasonable efforts to ensure that there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the First Effective Time that purport to obligate the Company to issue any shares of Company Capital Stock,

Company Options or Company Warrants under any circumstances (other than Company Options that will be converted at the First Effective Time pursuant to Section 1.9(a)(iii)-(iv)).
          (c) The Company shall use its commercially reasonable efforts to cause the delivery to Acquiror at or prior to the Closing of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Person who acquired unvested shares of Company Capital Stock (where applicable) after the Agreement Date (or prior to the Agreement Date to the extent not previously provided by the Company), together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.
     5.13 Benefits Waivers. The Company shall use its commercially reasonable efforts to obtain and deliver to Acquiror, at or prior to the Closing, a Benefits Waiver, in substantially the form attached hereto as Exhibit E (“Benefits Waiver”), executed by the Company and each Person (other than those set forth on Schedule 6.3(f)-3 hereto who have already executed such Benefits Waiver) who might otherwise have, receive or have the right or entitlement to receive any accelerated vesting of any Unvested Company Shares in connection with the termination of employment or service with the Company, Acquiror or any subsidiary of Acquiror following the Merger, pursuant to which each such Person shall agree to modify the defined terms associated with such accelerated vesting in connection with any change in employment or service position with Acquiror or its subsidiaries following the Merger.
     5.14 Form S-3 and Form S-8. On the terms and conditions set forth in the Registration Rights Agreement, Acquiror will use commercially reasonable efforts to cause the Acquiror Common Stock issuable pursuant to the First Merger to be registered with the SEC on Form S-3 (assuming timely receipt of the Spreadsheet and all signatures, opinions and consents required for such registration statement). In addition, to the extent that the Acquiror Common Stock subject to Acquiror RSUs are not already registered on Form S-8, Acquiror will use commercially reasonable efforts to cause the Acquiror Common Stock subject to such Acquiror RSUs to be registered with the SEC on Form S-8 reasonably promptly following the Closing Date (assuming timely receipt of the Spreadsheet and all signatures, opinions and consents required for such registration statement). The Company and its counsel shall reasonably cooperate with and assist Acquiror in the preparation of such registration statement(s).
     5.15 Parachute Payment Waivers. The Company shall obtain and deliver to Acquiror, prior to the initiation of the requisite stockholder approval procedure under Section 5.16, a Parachute Payment Waiver, in substantially the form attached hereto as Exhibit F (“Parachute Payment Waiver”), from each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.16, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (i) the accelerated vesting of such Person’s Company Options or Unvested Company Shares in connection with the Merger and/or the termination of employment or service with the Company, Acquiror or any subsidiary of Acquiror before, upon or following the Merger, (ii) any severance payments, bonus payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with the Company, Acquiror or any subsidiary of Acquiror before, upon or following the Merger, and/or (iii) the receipt of any Company Options or Company Capital Stock within the 12-month period ending on the date on which the First Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (i), (ii) and (iii) to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.16.

     5.16 Section 280G Stockholder Approval. The Company shall conduct a requisite stockholder vote in accordance with the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.
     5.17 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA including any Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquiror provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Acquiror provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Acquiror with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Acquiror, which shall not be unreasonably withheld. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquiror may reasonably request in writing, and upon at least three Business Days prior written notice. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than five Business Days prior to the Closing Date.
     5.18 Termination of Financing Statements. The Company shall use commercially reasonable efforts to take the actions necessary such that (i) UCC-2 or UCC-3 termination statements, if any and as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of the Company that have not yet expired and (ii) all Encumbrances (other than Permitted Encumbrances) on assets of the Company shall be released prior to or simultaneously with the Closing.
     5.19 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquiror, a draft of each of the Closing Financial Certificate and the Spreadsheet not later than five Business Days prior to the Closing Date. The Company shall prepare and deliver to Acquiror at or prior to the Closing the Closing Financial Certificate and the Spreadsheet. Without limiting the generality or effect of the foregoing or the provisions of Section 5.9, the Company shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.
     5.20 Corporate Matters. The Company shall, (a) prior to the Closing, deliver to Acquiror a completed annual franchise tax report (or similar applicable form, report or document), which report shall be true and correct in all respects, for its jurisdiction of incorporation with respect to the current year setting forth the amount of taxes and fees that shall have accrued as of the Closing and, if due and payable, pay all corporate franchise, foreign corporation and similar Taxes that shall have accrued as of the Closing (all such Taxes that have accrued but are not yet due and payable as of the Closing shall be included as Liabilities for Taxes as of the Closing Date in the calculation of Company Net Working Capital), (b) prior to the Closing, take such actions as are requested by Acquiror to appoint, effective at the First Effective Time, of new officers and directors of the Company and deliver evidence of such appointments to Acquiror at or prior to the Closing, and (c) at the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.
     5.21 Indemnification of Company Directors and Officers.
          (a) If the Merger is consummated, then until the sixth anniversary of the First Effective Time, Acquiror will cause the Surviving Entity to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the First Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date that are set forth in Schedule 2.18(a)(viii) of the Company Disclosure Letter (the “Company Indemnification Provisions”), with respect to claims arising out of matters occurring at or prior to the First Effective Time. Any claims for indemnification made under this Section 5.21(a) on or prior to the sixth anniversary of the First Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 5.21(a) shall not apply to any claim based on a claim for indemnification made by an Indemnified Person pursuant to Article VIII.
          (b) Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, which (i) has an effective term of six years from the First Effective Time, (ii) covers only those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the Agreement Date and only for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Company D&O Tail Policy”). The cost of the Company D&O Tail Policy will be treated as a Company Merger Expense hereunder. If the Merger is consummated, then Acquiror will not cancel the Company D&O Tail Policy during its term.
          (c) The provisions of this Section 5.21 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties; provided, however, that (i) recourse shall first be against the Company D&O Tail Policy until it is exhausted before recovery against Acquiror shall take place and (ii) the aggregate liability of Acquiror under Section 5.21(a) to all Company Indemnified Parties shall in no event exceed the amount of stockholders’ equity shown on the Closing Balance Sheet.
ARTICLE VI
Conditions to the Merger
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:
          (a) Company Stockholder Approval. The Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law, California Law and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.
          (b) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
          (c) Governmental Approvals. Acquiror, Tolo One Sub, Tolo Two Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby.
     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):
          (a) Representations, Warranties and Covenants. The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date). Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
          (b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).
          (c) Reorganization. The Company shall have determined in its sole discretion (following consultation with its tax advisors) that the Merger will qualify as a “reorganization” under the provisions of Section 368(a) of the Code.
     6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice or Liability to any Person):
          (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date). The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

          (b) Receipt of Closing Deliveries. Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b); provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the amounts set forth on the Closing Financial Certificate or the Spreadsheet or any of the other agreements, instruments or documents set forth in Section 1.4(b), is accurate and shall not diminish Acquiror’s remedies hereunder if any of the foregoing documents is not accurate.
          (c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror’s ownership, conduct or operation of the business of the Company following the Closing shall be in effect. Nor shall there be pending or threatened any suit, action or proceeding seeking any of the foregoing, any Antitrust Restraint or any other injunction, restraint or material damages in connection with the Merger or the other transactions contemplated hereby.
          (d) No Material Adverse Effect. There shall not have occurred and still be continuing a Material Adverse Effect with respect to the Company since the Agreement Date.
          (e) No Outstanding Securities. All Company Preferred Stock shall have been converted to Company Common Stock no later than immediately prior to the First Effective Time. There shall be no outstanding securities, warrants, options, commitments or agreements of the Company immediately prior to the First Effective Time that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options, Company Warrants or any other securities under any circumstances (other than Company Options that will be converted and substituted at the First Effective Time pursuant to Section 1.9(a)(iii)-(iv) and Company Warrants that will be terminated and exchanged at the First Effective Time pursuant to Section 1.9(a)(v)).
          (f) Employees. (i) Each employee set forth on Schedule 6.3(f)-1 hereto and each other Continuing Employee shall have remained continuously employed with the Company from the Agreement Date through the Closing and shall have signed an Acquiror New Hire Package with Acquiror, and no action shall have been taken by any such individual to rescind any document included therein; (ii) each employee-stockholder set forth on Schedule 6.3(f)-2 hereto shall have signed a Non-Competition Agreement, such Non-Competition Agreements shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Non-Competition Agreements; (iii) each employee set forth on Schedule 6.3(f)-3 hereto and each other employee required to sign a Benefits Waiver by Section 5.13 shall have signed a Benefits Waiver, such Benefits Waivers shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Benefits Waivers; and (iv) the employment of each Company employee who has declined Acquiror’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing.
          (g) Contractors. The relationships of each of the Persons listed on Schedule 2.2(a)-2 of the Company Disclosure Letter with the Company shall have been terminated at or prior to the Closing and all Company Options held by such Persons shall have been terminated in accordance with their terms at the time of such termination.
          (h) Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of stockholders of the Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the

Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided to the extent the value thereof exceeds 2.99 times each disqualified individual’s base amount as determined in accordance with Section 280G of the Code, pursuant to the Parachute Payment Waivers.
          (i) No Dissenting Shares. No shares of Company Capital Stock shall constitute, or shall have the right to become, Dissenting Shares.
          (j) Reorganization. Acquiror shall have determined in its sole discretion (following consultation with its tax advisors) that the Merger will qualify as a “reorganization” under the provisions of Section 368(a) of the Code.
ARTICLE VII
Termination, Amendment and Waiver
     7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval:
          (a) by mutual written consent duly authorized by the Company’s Board of Directors and the Board of Directors of Acquiror (or a duly authorized committee thereof);
          (b) by either Acquiror or the Company, if the Closing shall not have occurred on or before February 15, 2011 or such other date that Acquiror and the Company may agree upon in writing (the "Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date.
          (c) by either Acquiror or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;
          (d) by Acquiror, if (i) the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 15 Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be reasonably cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) the Company shall have breached or be deemed to have breached in any material respect Section 5.1 or Section 5.2, or (iii) there shall have been a Material Adverse Effect with respect to the Company since the Agreement Date that is still continuing ten Business Days after receipt by the Company of written notice of such Material Adverse Effect; or
          (e) by the Company, if Acquiror shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 15 Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be reasonably cured)

and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.
     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Tolo One Sub, Tolo Two Sub the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Article IX (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.
     7.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Company Stockholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such approval, no amendment shall be made which by law required further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.
     7.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Stockholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Stockholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
ARTICLE VIII
Escrow Fund and Indemnification
     8.1 Escrow Fund. The Total Escrow Shares shall be deposited with, Wells Fargo Corporate Trust (or another institution selected by Acquiror and reasonably satisfactory to the Company) as escrow agent (the “Escrow Agent”), such deposit, together with any distributions that may be made thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8.2 below)) for Indemnifiable Damages (as such term is defined in Section 8.2 below) pursuant to the indemnification obligations of the Effective Time Holders.
     8.2 Indemnification. Subject to the limitations set forth in this Article VIII, from an after the First Effective Time, the Effective Time Holders shall, in accordance with their respective Pro Rata

Shares, severally indemnify and hold harmless Acquiror and its subsidiaries and affiliates and their respective officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror or any of its subsidiaries or affiliates within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all Damages (collectively, “Indemnifiable Damages”), whether or not due to a third-party claim, directly or indirectly arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Company Financial Certificate) delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), (iv) any matter set forth on Schedule 2.6 to the Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.6 (Litigation), (v) any inaccuracies in the Spreadsheet (including any failure of an Effective Time Holder to have good and valid title to its Company securities as set forth in the Spreadsheet) or the Closing Financial Certificate (that would result in incorrect payments or distributions of cash, stock or RSUs, incorrect calculation or withholding of Taxes, incorrect vesting of cash, stock or RSUs or incorrect contributions to, or withdrawals or releases from, escrow, in each case whether with respect to amount, timing, or identity of Person involved), (vi) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.9(a) upon the exchange of such Dissenting Shares, and (vii) fraud, willful breach or intentional misrepresentation by or on behalf of the Company. Materiality, material adverse effect or knowledge standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.
     8.3 Indemnifiable Damage Threshold; Remedies.
          (a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for any Escrow Shares from the Escrow Fund in respect of any claim for indemnification that is made pursuant to clauses (i)-(ii) of the first sentence of Section 8.2 (and that does not involve (x) fraud, willful breach or intentional misrepresentation by the Company or (y) any failure of any of the representations and warranties contained in Section 2.2 (Capital Structure) or Section 2.3(a) (Authority) (collectively, the “Special Representations”) to be true and correct as aforesaid), unless and until an Officer’s Certificate (as defined below) describing Indemnifiable Damages in an aggregate amount greater than $200,000 (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive assets from the Escrow Fund for all Indemnifiable Damages (including the amount of the Threshold).
          (b) If the Merger is consummated, recovery from the Escrow Fund and Acquiror’s right of setoff pursuant to Section 8.3(c) shall be the sole and exclusive remedy for Indemnifiable Damages (i.e., money damages and not specific performance or other equitable remedies) arising out of, resulting from or in connection with the matters listed in clauses (i)-(vii) of the first sentence of Section 8.2, except (1) any failure of any of the Special Representations to be true and correct as aforesaid, and (2) the matters listed in clauses (v) and (vii) of the first sentence of Section 8.2 (the matters set forth in the foregoing clauses (1) — (2), collectively, the “Special Claims”). In the case of any claim for indemnification with respect to any Special Claim, each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such holder’s Pro Rata Share of the Total Merger Consideration Value (the “Maximum Liability Cap”); provided, further, that any claims with respect to any failure of an Effective Time Holder to have good and valid title to the Company securities held by such Effective Time Holder as set forth in the Spreadsheet shall be made against such Effective Time Holder’s Pro Rata Share of the Escrow Fund, or directly against such Effective Time Holder, and such Effective Time Holder shall be liable for any such claim up to the amount of the Total Merger Consideration Value received by such Effective Time Holder.
          (c) In the event that Acquiror brings any indemnification claim for Indemnifiable Damages against the Escrow Shares, such indemnification claim will be satisfied as follows: (1) 53.33% of the dollar amount of such claim will be satisfied by Escrow Shares and (2) 46.67% of the dollar amount of such claim will be satisfied by set off against the cash Top-Up Payments (if any) payable to the Effective Time Holders pursuant to Section 1.9(b); provided, however, that (i) in the case of indemnification claims other than Special Claims (“Non-Special Claims”), such Non-Special Claims may only be set off to the extent they were made during the Escrow Period and the maximum set off for such Non-Special Claims shall be $10,239,000 and (ii) in the case of Special Claims, such Special Claims may only be set off to the extent they were made during the applicable Special Claims Period and such set off shall be subject to the Maximum Liability Cap.
          (d) The payment of any Escrow Shares in satisfaction of any indemnification obligations under this Article VIII shall be made, with respect to each Effective Time Holder that holds Unvested Company Shares as of immediately prior to the First Effective Time, first with vested Escrow Shares and then, if such vested Escrow Shares are insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, shall such payment be made with unvested Escrow Shares.
          (e) Indemnifiable Damages shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums as determined in good faith by an Indemnified Person); provided, however, that nothing set forth in this Section 8.3(d) shall be deemed to require or obligate any Indemnified Person to seek or continue to pursue recovery under any insurance policy with respect to any amount of Indemnifiable Damages.
          (f) Nothing herein shall limit the liability of an Effective Time Holder for fraud, willful breach or intentional misrepresentation committed by such Effective Time Holder.
     8.4 Period for Claims Against Escrow Fund. Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) against the Escrow Fund for Indemnifiable Damages arising out of, resulting from or in connection with Non-Special Claims shall commence at the Closing and terminate the day after the date that is 18 months following the Closing Date (the “Escrow Period”). The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with Special Claims shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations for such claim (the applicable time period specified in this sentence being the “Special Claims Period”). Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the conclusion of the Escrow Period as in the reasonable judgment of Acquiror may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Officer’s Certificate (as defined in Section 8.5) delivered to the Stockholders’ Agent prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims for

Indemnifiable Damages have been resolved or satisfied. The remainder of the Escrow Fund, if any, shall be distributed to the Effective Time Holders promptly (and in any event within ten Business Days) after the expiration of the Escrow Period. In such event, each Effective Time Holder will be entitled to receive such Effective Time Holder’s Pro Rata Share of the assets in the Escrow Fund being distributed. The availability of the Escrow Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification which any Effective Time Holder may have in his or her capacity as an officer, director, employee, or agent of the Company and no such Effective Time Holder will be entitled to any indemnification from the Company or the Surviving Entity for amounts paid for indemnification under this Article VIII.
     8.5 Claims.
          (a) On or before the last day of the Escrow Period, Acquiror may deliver to the Escrow Agent, and, following the expiration of the Escrow Period, on or before the last day of the Special Claims Period, Acquiror may deliver to the Stockholders’ Agent (as such term is defined below), a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):
               (i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may reasonably raise such matter in audit of Acquiror or its subsidiaries, which could give rise to Indemnifiable Damages);
               (ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquiror to be incurred, paid, reserved, accrued or demanded by a third party); and
               (iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
No delay in providing such Officer’s Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Agent or the Effective Time Holders are materially prejudiced thereby.
          (b) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent by or on behalf of Acquiror (on behalf of itself or any other Indemnified Person) and for a period of 20 days after such delivery to the Escrow Agent and the Stockholders’ Agent of such Officer’s Certificate, the Escrow Agent shall make no payment pursuant to this Section 8.5 unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such 20-day period, the Escrow Agent shall make delivery of shares from the Escrow Fund with a value equal to the amount of such Indemnifiable Damages to Acquiror in accordance with this Section 8.5; provided, however, that no such delivery may be made if and to the extent the Stockholders’ Agent has objected in a written statement to any claim or claims made in the Officer’s Certificate, and such written statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 20-day period.
          (c) Subject to the provisions of Section 8.3, if, upon the resolution of any claim for Indemnifiable Damages as provided herein and in the Escrow Agreement, Acquiror (on behalf of itself or any other Indemnified Person) shall be entitled to receive any assets from the Escrow Fund, the Escrow

Agent shall deliver to Acquiror out of the Escrow Fund as soon as practicable, Escrow Shares having aggregate value equal to the amount of such Indemnifiable Damages, plus the distributions made on such Escrow Shares.
          (d) For the purpose of compensating Acquiror (on behalf of itself or any other Indemnified Person) for any Indemnifiable Damages pursuant to this Agreement, each whole share of Acquiror Common Stock in the Escrow Fund shall be deemed to have a value equal to the Acquiror Closing Stock Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Acquiror Common Stock occurring after the Effective Time).
     8.6 Resolution of Objections to Claims.
          (a) If the Stockholders’ Agent objects in writing to any claim or claims by Acquiror made in any Officer’s Certificate within such 20-day period, Acquiror and the Stockholders’ Agent shall attempt in good faith for 45 days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.
          (b) If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquiror or the Stockholders’ Agent may bring suit in the Court of Chancery of the State of Delaware and the Federal district court of the United States of America, in each case, located within the City of Wilmington in the State of Delaware to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute assets from the Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
     8.7 Stockholders’ Agent.
          (a) At the Closing, Mike Kwatinetz shall be constituted and appointed as the Stockholders’ Agent. For purposes of this Agreement, the term “Stockholders’ Agent” shall mean the agent for and on behalf of the Effective Time Holders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) authorize deliveries to Acquiror of assets from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 8.5; (iv) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement, and (vi) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Stockholders’ Agent may be replaced from time to time by the holders of a majority in interest of the assets then on deposit in the Escrow Fund upon not less than ten days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services.

          (b) The Stockholders’ Agent shall not be liable to any former holder of Company Capital Stock or other Effective Time Holder for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Holders shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent. If not paid directly to the Stockholders’ Agent by the Effective Time Holders, such losses, liabilities or expenses may be recovered by the Stockholders’ Agent from the assets in the Escrow Fund otherwise distributable to the Effective Time Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the expiration of the Escrow Period pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Holders, severally and not jointly, according to their respective Pro Rata Shares.
          (c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Holders and shall be final, binding and conclusive upon each such Effective Time Holder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Holder.
     8.8 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in Indemnifiable Damages, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees (other than those of in-house legal counsel), other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder). The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and subject to execution by the Stockholders’ Agent of Acquiror’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. However, Acquiror shall have the right in its sole discretion to determine and conduct the defense of the third-party claim and the settlement, adjustment or compromise of the third-party claim; unless otherwise consented to in writing in advance by Acquiror in its sole discretion, the Stockholders’ Agent and its affiliates may not participate in the third-party claim or any Action related to the Third Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof). Except with the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 15 days after delivery to the Stockholders’ Agent of a written request for such consent by Acquiror, no settlement or resolution by Acquiror of any claim that gives rise to a claim against the Escrow Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Stockholders’ Agent has consented to any such settlement or resolution, or if the Stockholders’ Agent shall have been determined

(pursuant to Section 8.6(b)) to have unreasonably withheld, conditioned or delayed its consent to any such settlement or resolution, neither the Stockholders’ Agent nor any Effective Time Holder shall have any power or authority to object under Section 8.5 or any other provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.
ARTICLE IX
General Provisions
     9.1 Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until terminated on the day after the date that is 18 months following the Closing Date; provided, however, that the representations and warranties of the Company contained in Section 2.2 (Capital Structure) and Section 2.3(a) (Authority) and in any certificate delivered to Acquiror regarding such representations and warranties, will remain operative and in full force and effect, regardless of any investigation made by or on behalf of or knowledge obtained by any of the parties to this Agreement, until the expiration of the applicable statute of limitations (if later than the expiration of 18 months following the Closing Date) for claims against the Effective Time Holders which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided, further, no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in an Officer’s Certificate delivered prior to the expiration of the applicable Claims Period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by or on behalf of the Company until the expiration of the applicable statute of limitations. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article IV and Article V) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing (including without limitation covenants to cause the Acquiror Common Stock issuable pursuant to the First Merger to be registered with the SEC on Form S-3); provided, however, that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
               (i) if to Acquiror, Tolo One Sub or Tolo Two Sub, to:

Concur Technologies, Inc.
18400 NE Union Hill Road
Redmond, WA 98052
Attention: Chief Legal Officer
Facsimile No.: (425) 497-5930
Telephone No.: (425) 702-8808
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Horace Nash and Andrew Luh
Facsimile No.: (650) 988-8500
Telephone No.: (650) 938-5200
(ii) if to the Company, to:
TripIt, Inc.
500 Treat Avenue, Suite 100
òSan Francisco, CA 94110
Attention: Chief Executive Officer
Facsimile No.: (316) 351-0952
Telephone No.: (415) 738-2359
with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Drive
Redwood City, CA 94063
Attention: John Dietz
Facsimile No.: (650) 321-2800
Telephone No.: (650) 321-2400
(iii) If to the Stockholders’ Agent, to:
Azure Capital Partners
650 California St., 11th Floor
San Francisco, CA 94018
Attention: Mike Kwatinetz
Facsimile No.: (415) 276-5590
Telephone No.: (415) 276-5500
     9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. As used in Article II, the phrase “proposed to be conducted” and “proposed by it to be conducted”, when used in reference to the conduct of the Company’s business, shall mean the business as proposed to be conducted by the Company during the six months following the Agreement Date; provided, however, that if any representation or warranty contained in Article II containing such a phrase would fail to be true and correct and the but for cause of such failure is a change to the conduct of the Company’s business (including as a result of the integration of the Company’s business with Acquiror’s business) made at the direction of Acquiror following the Closing, then such failure will not be indemnifiable pursuant to clauses (i)-(ii) of the first sentence of Section 8.2.
     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
     9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 5.21 is intended to benefit the Company directors and officers described therein and Article VIII is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
     9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of the Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
     9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the Federal district court of the United States of America located within the City of Wilmington in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.6), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Court of Chancery in the State of Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the City of Wilmington, Delaware.
     9.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     9.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Signature Page Next]

          IN WITNESS WHEREOF, Acquiror, Tolo One Sub, Tolo Two Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Concur Technologies, Inc.
By:	/s/ S. Steven Singh
	Name:	S. Steven Singh
	Title:	CEO

Tolo One Acquisition Corp.
By:	/s/ Kyle Sugamele
	Name:	Kyle Sugamele
	Title:	CEO and President

Tolo Two Acquisition LLC
By:	/s/ Kyle Sugamele
	Name:	Kyle Sugamele
	Title:	Manager

TripIt, Inc.
By:	/s/ Gregg Brockway
	Name:	Gregg Brockway
	Title:	President

Mike Kwatinetz as Stockholders’ Agent
By:	/s/ Mike Kwatinetz
	Name:	Mike Kwatinetz
[Signature Page to Agreement and Plan of Reorganization]